Exhibit 10.12

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” HAVE BEEN OMITTED FROM THIS EXHIBIT AS THESE PORTIONS ARE NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

EQUITY PURCHASE AGREEMENT

AMONG

SKIPPER MARINE HOLDINGS, INC.,

SSY HOLDINGS, INC.,

MICHAEL J. PRETASKY, SR.,

MICHAEL JOHN PRETASKY, JR. 2014 TRUST,

MARK ELLERBROCK,

AND

ROBERT ROSS TEFFT, JR.,

AS THE SELLERS,

MICHAEL J. PRETASKY, JR.,

AS THE SELLERS’ REPRESENTATIVE,

AND

MARINEMAX, INC.,

AS THE BUYER,

DATED AS OF OCTOBER 1, 2020

TABLE OF CONTENTS

Article I Definitions	2
Article II Purchase and Sale of the EQUITY and the TRADEMARKS	2
2.1	Basic Transaction2
2.2	Purchase Price2
2.3	The Closing2
2.4	Net Working Capital, Cash, Company Expenses and Indebtedness Calculation and Purchase Price Adjustment3
2.5	Earnout Payments5
2.6	Withholding Rights8
2.7	Allocation of Purchase Price9
Article III Representations and Warranties Concerning the Transaction	9
3.1	The Sellers’ Representations and Warranties9
3.2	The Buyer’s Representations and Warranties11
Article IV Representations and Warranties Concerning the Companies	11
4.1	Organization, Qualification, and Corporate Power12
4.2	Capitalization12
4.3	Non-contravention12
4.4	Brokers’ Fees13
4.5	Title to Assets13
4.6	Subsidiaries13
4.7	Financial Statements13
4.8	Events Subsequent to Most Recent Fiscal Year End14
4.9	Undisclosed Liabilities; Indebtedness15
4.10	Legal Compliance15
4.11	Tax Matters17
4.12	Real Property20
4.13	Intellectual Property22
4.14	Tangible Assets24
4.15	Contracts24

i

4.16	Notes and Accounts Receivable26
4.17	Powers of Attorney26
4.18	Insurance26
4.19	Litigation27
4.20	Employees28
4.21	Employee Benefits30
4.22	Guaranties33
4.23	Environmental, Health and Safety Matters33
4.24	[****]34
4.25	No Other Representations or Warranties34
Article V Post-Closing Covenants	35
5.1	General35
5.2	Litigation Support35
5.3	Transition36
5.4	Confidentiality36
5.5	Covenant Not to Compete36
5.6	Non-Solicitation37
5.7	Sellers Release37
5.8	Company Books and Records38
5.9	Personnel38
5.10	[****]39
5.11	SSY Corporate Records39
Article VI CLOSING OBLIGATIONS	39
6.1	The Seller’s Obligation39
6.2	The Buyer’s Obligation40
Article VII Remedies for Breaches of this Agreement	41
7.1	Survival of Representations and Warranties41
7.2	Indemnification Provisions for the Buyer’s Benefit42
7.3	R&W Insurance45
7.4	Indemnification Provisions for the Sellers’ Benefit45
7.5	Matters Involving Third Parties45
7.6	Direct Claims46
7.7	Escrow47

7.8	[****] Holdback47
7.9	[****] Holdback47
7.10	Environmental Indemnification48
Article VIII TAX MATTERS	48
8.1	Tax Returns.48
8.2	Payment of Taxes.49
8.3	Cooperation on Tax Matters.50
8.4	Tax-Sharing Agreements.50
8.5	Certain Taxes and Fees.50
8.6	Tax Treatment of Transactions.50
8.7	Refunds51
8.8	Tax Claims51
8.9	Prohibited Actions51
8.10	Post-Closing Tax Filings51
8.11	Transaction Deductions52
Article IX APPOINTMENT OF SELLERS’ REPRESENTATIVE	52
9.1	Appointment52
9.2	Acceptance53
9.3	Replacement53
9.4	Communications53
Article X MISCELLANEOUS	53
10.1	Press Releases and Public Announcements53
10.2	No Third-Party Beneficiaries53
10.3	Entire Agreement53
10.4	Succession and Assignment53
10.5	Counterparts54
10.6	Headings54
10.7	Notices54
10.8	Governing Law55
10.9	Jurisdiction; Waiver of Jury Trial56
10.10	Amendments and Waivers56
10.11	Severability56
10.12	Expenses56

10.13	Construction56
10.14	Incorporation of Exhibits, Annexes and Disclosure Schedule57
10.15	Waiver of Conflicts57
10.16	Pre-Closing Privileged Communications57
10.17	Specific Performance58

Annex I	Definitions
Annex II	Net Working Capital Example
Annex III	Key Employees
Annex IV	Required Consents
Exhibit A	Equity of the Sellers
Exhibit B	Trademarks
Exhibit C	Pro Rata Percentages
Exhibit D	Allocation Methodology
Exhibit E	Exceptions to the Sellers’ Representations and Warranties Concerning the Transaction
Exhibit F	Exceptions to the Buyer’s Representations and Warranties Concerning the Transaction
Exhibit G	Form of Trademark Assignment Agreement
Exhibit H	Form of Affiliate Real Property Lease
Exhibit I	Form of Escrow Agreement
Exhibit J	Permitted Liens
Disclosure Schedule	Exceptions to Representations and Warranties Concerning the Companies

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into on October 1, 2020, by and among: (a) Skipper Marine Holdings, Inc., a Delaware corporation (“SM Holdings”), SSY Holdings, Inc., a Delaware corporation (“SSY Holdings”), Michael J. Pretasky, Sr. (“Pretasky”), Michael John Pretasky, Jr. 2014 Trust (“MJPJ Trust”), Mark Ellerbrock (“Ellerbrock”) and Robert Ross Tefft, Jr. (“Tefft” and collectively with Pretasky, MJPJ Trust and Ellerbrock, the “Individual Sellers” and together with SM Holdings and SSY, the “Sellers”); (b) Michael J. Pretasky, Jr., as the representative of the Sellers (the “Sellers’ Representative”); and (c) MarineMax, Inc., a Florida corporation (the “Buyer”).  The Sellers, Sellers’ Representative and the Buyer are referred to collectively in this Agreement as the “Parties” and each as a “Party.”

BACKGROUND

Pretasky, MJPJ Trust and Ellerbrock own all of the issued and outstanding equity of SM Holdings.

SM Holdings owns all of the issued and outstanding equity of Skipper Marine Corp., a Wisconsin corporation (“SMC”), Skipper Marine of Madison, Inc., a Wisconsin corporation (“SMMA”), Skipper Marine of Fox Valley, Inc., a Wisconsin corporation (“SMFV”), Skipper Bud’s of Illinois, Inc.,  an Illinois corporation (“SBI”), Skipper Marine of Chicago-Land, Inc., an Illinois corporation (“SMCL”), Skipper Marine of Michigan, Inc., a Michigan corporation (“SMMI”), and Skipper Marine of Ohio, LLC, an Ohio limited liability company (“SMO”).

Pretasky, MJPJ Trust, Ellerbrock and Tefft own all of the issued and outstanding equity of SSY Holdings.

SSY Holdings owns all of the issued and outstanding equity of Silver Seas Yachts, Inc., an Arizona corporation (“SSY”, and collectively with SMC, SMMA, SMFV, SBI, SMCL, SMMI and SMO, the “Companies” and each a “Company”).

The ownership of the equity of the Companies (the “Equity”) is as set forth on Exhibit A to this Agreement.

Additionally, SM Holdings owns the Marks set forth on Exhibit B to this Agreement (the “Trademarks”).

This Agreement contemplates that the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, the Equity and the Trademarks in return for the consideration specified in Article II below.

Accordingly, in consideration of the above and the mutual promises made in this Agreement, and in consideration of the representations, warranties, and covenants contained in this Agreement, the Parties agree as follows.

TERMS

Article I
Definitions

Unless otherwise defined in this Agreement, capitalized terms used in this Agreement have the meanings specified in Annex I to this Agreement.

Article II
Purchase and Sale of the EQUITY and the TRADEMARKS

2.1Basic Transaction

. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell to the Buyer all of the Equity and the Trademarks, free and clear of any Liens, for the consideration specified below in this Article II.

2.2Purchase Price

.  In consideration for the sale of the Equity and the Trademarks pursuant to Section 2.1, the Buyer shall pay to the Sellers an aggregate amount equal to: (i) $55,000,000; plus (ii) the amount of the Estimated Closing Date Cash; plus (iii) the amount of the Estimated Closing Date Net Working Capital; less (iv) the amount of the Estimated Closing Date Indebtedness; and less (v) the Estimated Closing Date Company Expenses (with the results of items (i) through (v) being referred to in this Agreement as the “Preliminary Purchase Price”), less (vi) the Escrow Amount, less (vii) the [****] Holdback Amount, and less (viii) the [****] Holdback Amount (with the results of items (i) through (viii) being referred to in this Agreement as the “Closing Date Payment”).  The Closing Date Payment shall be allocated among the Sellers in proportion to their respective percentage ownership interests as set forth on Exhibit C (the “Pro Rata Percentages”).  The Escrow Amount will be deposited with the Escrow Agent.  The Buyer will hold back the [****] Holdback Amount and the [****] Holdback Amount.  Payments to be made by the Buyer pursuant to Section 2.2 shall be made by wire transfer of immediately available funds to one or more accounts, which account or accounts shall be designated by the Sellers’ Representative and Escrow Agent, as applicable, in writing to the Buyer not less than two Business Days prior to the Closing Date.

2.3The Closing

.

(a)  The closing (the “Closing”) of the purchase and sale of the Equity and the Trademarks and the other transactions contemplated by this Agreement (the “Transaction”) shall take place by electronic means (in which separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, will be delivered by DocuSign, a .pdf electronic mail exchange, or other electronic transmission of signature pages addressed to each Party’s counsel) on the date of this Agreement (the “Closing Date”) subject to the satisfaction or waiver of the respective obligations of the Parties under Article VI below. The Closing will be deemed to occur at 12:01 a.m. local time on the Closing Date for tax and accounting purposes.

(b)At the Closing: (i) the Sellers will deliver to the Buyer the various certificates and documents referred to in Section 6.1 below; (ii) the Buyer will deliver to the Sellers the various certificates and documents referred to in Section 6.2 below.

2.4Net Working Capital, Cash, Company Expenses and Indebtedness Calculation and Purchase Price Adjustment

.

(a)Estimate of Net Working Capital, Cash, Company Expenses and Indebtedness.  At least three Business Days prior to the Closing Date, the Sellers’ Representative has, in accordance with the historical principles, practices, methodologies, procedures and policies used by the Companies in connection with the preparation of and reflected and applied in the Financial Statements, prepared and delivered to the Buyer a good faith written estimate (the “Estimated Closing Statement”) of the Net Working Capital as of August 31, 2020 and the Cash, the Company Expenses and the Indebtedness of the Companies as of the Closing Date, together with reasonably detailed supporting documentation (with the good faith written estimate of the Net Working Capital, the Cash, the Company Expenses and the Indebtedness of the Companies as of the Closing Date being referred to as the “Estimated Closing Date Net Working Capital,” the “Estimated Closing Date Cash,” the “Estimated Closing Date Company Expenses,” and the “Estimated Closing Date Indebtedness,” respectively).  The Sellers’ Representative consulted with the Buyer regarding the preparation of the Estimated Closing Statement, including any estimates of such amounts.

(b)Closing Statement.  Within 90 days after the Closing Date, the Buyer shall, in accordance with the historical principles, practices, methodologies, procedures and policies used by the Companies in connection with the preparation of and reflected and applied in the Financial Statements, prepare and deliver to the Sellers’ Representative a calculation of the Net Working Capital, the Cash, the Company Expenses and the Indebtedness of the Companies, in each case as of the Closing Date (determined on a pro forma basis as though the Buyer and the Sellers had not consummated the Transaction), together with reasonably detailed supporting documentation (the “Draft Closing Statement”). Upon reasonable advance notice, the Sellers’ Representative shall have full access to all information (including books and records of the Companies and working paper used for the preparation of the Draft Closing Statement) during normal business hours.  The Sellers’ Representative shall deliver a certificate setting forth their acceptance of, or objections to, the Draft Closing Statement within 60 days of receipt of such Draft Closing Statement.  If there are no objections, the Draft Closing Statement shall be deemed accepted by the Sellers.  In the event that the Sellers’ Representative object to the Draft Closing Statement, the Buyer and the Sellers’ Representative shall attempt in good faith to promptly resolve any such objections, and in the event that the Buyer and the Sellers’ Representative are unable to resolve such objections within 30 days after the Buyer’s receipt of the Sellers’ Representative’s written objections to the Draft Closing Statement, such dispute shall be governed by Section 2.4(c) below.  The Draft Closing Statement, upon its acceptance by the Sellers’ Representative or as agreed between the Buyer and the Sellers’ Representative or as determined after any disputes have been resolved in accordance with Section 2.4(c) below, shall be referred to as the “Closing Statement,” and such statement shall include the Net Working Capital, Cash, the Company Expenses and the Indebtedness of the Companies, in each case as of the Closing Date (the “Closing Date Net Working Capital,” “Closing Date Cash,” “Closing Date Company Expenses,” and “Closing Date Indebtedness,” respectively).

(c)Resolutions of Objections.  If the Buyer and the Sellers’ Representative are unable to resolve any objections to any statement prepared pursuant to this Section 2.4, either the Buyer or the Sellers’ Representative may refer the issue(s) to [****] (the “Independent Accountant”) (unless another Independent Accountant is agreed to in writing) to resolve any such remaining objections acting as independent expert.  The determination of any Independent Accountant so selected will be set forth in writing and will be conclusive and binding upon the Buyer and the Sellers. When making such determinations, the Independent Accountant shall (i) use only the historical principles, practices, methodologies, procedures and policies used by the Companies in connection with the preparation of and reflected and applied in the Financial Statements, (ii) not assign to an item in dispute a value that is (A) greater than the greatest value for such item assigned by the Buyer, on the one hand, or the Sellers’ Representative, on the other hand, (B) less than the smallest value for such item assigned by the Buyer, on the one hand, or the Sellers’ Representative, on the other hand, (iii) make its determination(s) based on this Agreement and the written submissions of the Buyer and the Sellers’ Representatives (which will be in accordance with the guidelines and procedures set forth in this Agreement) (i.e. and not an independent review by the Independent Accountant) and (iv) not allow a party or its respective representatives to have any ex parte conferences, conversations, testimony, depositions, discovery or communications with the Independent Accountant.  Each Party shall be permitted to submit such data, documents and information to the Independent Accountant as such Party deems appropriate.  In the event the Buyer or the Sellers’ Representative submit any unresolved objections to an Independent Accountant for resolution as provided in this Section 2.4(c), the Buyer and the Sellers will share responsibility for the fees and expenses of the Independent Accountant as follows:

(i)if the Independent Accountant resolves all of the remaining objections in favor of the Buyer, the Sellers will be responsible for all of the fees and expenses of the Independent Accountant;

(ii)if the Independent Accountant resolves all of the remaining objections in favor of the Sellers, the Buyer will be responsible for all of the fees and expenses of the Independent Accountant; and

(iii)if the Independent Accountant resolves some of the remaining objections in favor of the Buyer and the rest of the remaining objections in favor of the Sellers, the Sellers will be responsible for the fees and expenses of the Independent Accountant associated with any objections resolved in favor of the Buyer and the Buyer will be responsible for the fees and expenses of the Independent Accountant associated with any objection resolved in favor of the Sellers.  Purely by way of illustration, if the items in dispute were to amount to $1,000 and the Independent Accountant was to award $600 in favor of the Sellers’ position, 60% of the cost of its review would be borne by the Buyer and 40% of the cost of its review would be borne by the Sellers.

(d)Adjustment Payment.  The Preliminary Purchase Price will be adjusted as follows:

(i)The “Final Purchase Price” means: (a) $55,000,000, plus (b) the amount of the Closing Date Cash of the Companies, plus (c) the amount of the Closing Date Net

Working Capital of the Companies, less (d) the amount of the Closing Date Indebtedness of the Companies, and less (e) the Closing Date Company Expenses.

(ii)If the Final Purchase Price exceeds the Preliminary Purchase Price, then the Buyer shall, within three Business Days after the date on which the Final Purchase Price is finally determined pursuant to this Section 2.4, pay to the Sellers the amounts of such excess by wire transfer or delivery of immediately available funds to one or more accounts designated by the Sellers’ Representative for distribution to the Sellers in accordance with the Pro Rata Percentages.

(iii)If the Final Purchase Price is less than the Preliminary Purchase Price, then the Sellers shall, within three Business Days after the date on which the Final Purchase Price is finally determined pursuant to this Section 2.4, pay to the Buyer the amount of such difference by wire transfer or delivery of immediately available funds to an account designated by the Buyer based on their Pro Rata Percentages.

2.5Earnout Payments

.

(a)As additional consideration for the Equity, at such times as provided in this Section 2.5(a), the Buyer shall pay to the Sellers (if any, the “Earnout Payments”):

(i)$1,500,000, if the Pre-Tax Earnings for the First Calculation Period is equal to or greater than [****], plus 150% of the amount by which the Pre-Tax Earnings for the First Calculation Period exceeds [****]; provided, however, that in no event will such Earnout Payment for the First Calculation Period exceed $3,000,000;

(ii)$1,500,000, if the Pre-Tax Earnings for the Second Calculation Period is equal to or greater than [****], plus 150% of the amount by which the Pre-Tax Earnings for the Second Calculation Period exceeds [****]; provided, however, that in no event will such Earnout Payment for the Second Calculation Period exceed $4,000,000;

(iii)$1,500,000, if the Pre-Tax Earnings for the Third Calculation Period is equal to or greater than [****], plus 150% of the amount by which the Pre-Tax Earnings for the Third Calculation Period exceeds [****];

(iv)$1,500,000, if the Pre-Tax Earnings for the Fourth Calculation Period is equal to or greater than [****], plus 150% of the amount by which the Pre-Tax Earnings for the Fourth Calculation Period exceeds [****]; and

(v)$1,500,000, if the Pre-Tax Earnings for the Fifth Calculation Period is equal to or greater than [****], plus 150% of the amount by which the Pre-Tax Earnings for the Fifth Calculation Period exceeds [****].

In the event that the Earnout Payment is capped for the First Calculation Period or the Second Calculation Period, the excess Pre-Tax Earnings that caused the Earnout Payment to be capped will be carried over to the Third Calculation Period.  However, in no event shall the Buyer be obligated to pay the Sellers more than $9,250,000 in the aggregate for all Calculation Periods (the “Cumulative Maximum Earnout Payment”). For the avoidance of doubt, except as otherwise provided in this Agreement no Earnout Payment will be made if the targets described above are not met.  For example, if in the First Calculation Period Pre-Tax Earnings does not equal or exceed [****], no payment shall be made.

(b)Procedures Applicable to Determination of the Earnout Payments.

(i)On or before the date which is 60 days after the last day of each Calculation Period, the Buyer shall prepare and deliver to the Sellers’ Representative a written statement (in each case, an “Earnout Payment Notice”) setting forth in reasonable detail its determination of Pre-Tax Earnings for the applicable Calculation Period and its calculation of the resulting Earnout Payment.

(ii)The Sellers’ Representative shall have 20 days after receipt of the Earnout Payment Calculation Notice for each Calculation Period (in each case, the “Review Period”) to review the Earnout Payment Notice. During the Review Period, the Sellers’ Representative shall have the right to inspect the Buyer’s books and records during normal business hours at the Buyer’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Pre-Tax Earnings and the resulting Earnout Payment. Prior to the expiration of the Review Period, the Sellers’ Representative may object to the Earnout Payment calculation set forth in the Earnout Payment Notice for the applicable Calculation Period by delivering a written notice of objection to the Buyer. Any objection shall specify the items in the applicable Earnout Payment disputed by the Sellers’ Representative and shall describe in reasonable detail the Basis for such objection, as well as the amount in dispute. If the Sellers’ Representative fail to deliver an objection to the Buyer prior to the expiration of the Review Period, then the Earnout Payment set forth in the Earnout Payment Notice shall be final and binding on the Parties. If the Sellers’ Representative timely deliver an objection, the Buyer and the Sellers’ Representative shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Pre-Tax Earnings and the Earnout Payment for the applicable Calculation Period. If the Buyer and the Sellers’ Representative are unable to reach agreement within 30 days after such an objection has been given, such dispute shall be governed in accordance with the procedures set forth in Section 2.4(c), as applied to a dispute regarding the Earnout Payment Notice.

(c)Independence of Earnout Payments. The Buyer’s obligation to pay each of the Earnout Payments to the Sellers in accordance with Section 2.5(a) is an independent obligation of the Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earnout Payment and the obligation to pay an Earnout Payment to the Sellers shall not obligate the Buyer to pay any preceding or subsequent Earnout Payment.

(d)Timing of Payment of Earnout Payments. Subject to Section 2.5(f), any Earnout Payment that the Buyer is required to pay pursuant to Section 2.5(a) shall be paid in full no later than five Business Days following the date upon which the determination of Pre-Tax Earnings for the applicable Calculation Period becomes final and binding upon the Parties as provided in Section 2.5(b)(ii) (including any final resolution of any dispute raised by the Sellers’ Representative in an objection to an Earnout Payment Notice). The Buyer shall pay to the Sellers’ Representative for distribution to the Sellers the applicable Earnout Payment in cash by wire transfer of immediately available funds to one or more bank accounts designated by the Sellers’

Representative at least three Business Days prior to the date of payment in accordance with the Pro Rata Percentages.

(e)Acceleration upon the Buyer’s Election. At any time after the Closing Date, the Buyer may, in its sole discretion, elect to make a payment to Sellers in the amount equal to (i) the Cumulative Maximum Earnout Payment less (ii) the aggregate sum of all Earnout Payments made prior to such date which, upon payment thereof, shall fully release and discharge the Buyer, its successors and assigns from any further liability or obligation pursuant to this Section 2.5.

(f)Post-Closing Operation of the Companies.

(i)Subject to the terms of this Agreement, subsequent to the Closing, the management of the Companies during the Calculation Periods will be consistent with the Buyer’s and its Affiliates policies and procedures as applied across all of the Buyer’s and its Affiliates businesses, including, but not limited to, those relating to internal controls, cash management, corporate governance, audit, legal and regulatory matters.  Subject to the above and during the Calculation Periods, the Buyer agrees to allow Michael J. Pretasky, Jr. (“MJPJ”) to directly oversee and operate the Companies on a day-to-day basis consistent with and subject to the terms of his employment offer from the Buyer, including terms regarding his employment (which the Buyer agrees that during the Calculation Periods, [****]) and during his employment with the Buyer, MJPJ [****] set forth on Annex III (the “[****]”) that he determines are critical to the ongoing success of the Companies.  In no event shall MJPJ act in a manner that disadvantages the long-term growth of the Companies and their Affiliates in favor of short-term earnings or achieving thresholds for earning an Earnout Payment.  In no event shall the Buyer or its Affiliates take, or fail to take, any action primarily intended to interfere with the calculation of, or negatively impact, the Earnout Payments or the Sellers’ ability to achieve any Earnout Payment or to distort unfairly and/or adversely affect the financial results of the Companies (including, changing accounting methods or practices, ceasing carrying on the business of the Companies in whole or in part, selling, liquidating or winding down the business of the Companies, shifting any Pre-Tax Earnings to any other Person during the Calculation Periods, shifting costs or expenses of any Affiliate of the Buyer to any of the Companies, bundling or transferring pricing, discounting, or implementing purchasing or supplying programs, or closing any of the locations currently used by the Sellers in the operation of the Companies, unless agreed to by the Parties); it being understood that any action required by Applicable Law shall not be deemed to have been primarily intended to interfere with any Earnout Payments. If after the Closing, the Buyer and MJPJ mutually agree that MJPJ should take on management responsibility for any location other than those historically operated by the Companies, the Buyer and MJPJ will mutually agree on fair compensation for the additional responsibilities, separate and apart from the Earnout Payments.

(ii)The Buyer will at all times during the Calculation Periods record, retain and maintain all records, data and other information reasonably necessary to calculate Pre-Tax Earnings in accordance with the Buyer’s accounting principles, practices, methodologies, procedures and policies used by the Buyer, and maintain separately identifiable financial results and books and records for the Companies for purposes of determining Earnout Payments due and owning (or that may become due and owing).  The Parties agree that if the Buyer combines the business operations of [****] with the Buyer’s similar business operations in [****] ([****]”): (A) any negative pre-tax earnings resulting from the Buyer’s [****] operations will not be included in the determination of the Pre-Tax Earnings of [****] for purposes of calculating the Earnout Payments; (B) any positive pre-tax earnings resulting from the Buyer’s [****] Operations shall be included in the determination of the Pre-Tax Earnings of [****] for purposes of calculating the Earnout Payments; and (C) the pre-tax earnings (whether positive or negative) of [****] shall be included in the determination of the Pre-Tax Earnings of [****] for the purposes of calculating the Earnout Payments.

(iii)Subject to inventory availability (provided that the Companies’ allocation is consistent with the Buyer’s company-wide inventory practices) and compliance with the Buyer’s standard pricing structure, Buyer will allow the Companies to sell all of Buyer’s boat lines that Buyer is able to provide access to based upon its agreements with manufacturers, [****], and the net profit from such sales (as calculated in accordance with the Buyer’s accounting principles, practices, methodologies, procedures and policies) shall be included for purposes of determining Pre-Tax Earnings and calculating Earnout Payments.

(iv)The Buyer will at all times during the Calculation Periods supply the Companies with adequate working capital to fund operations commensurate with the Buyer’s historical practices with respect to its other boat lines.

(v)This Agreement is not intended to, and does not, create or impose any fiduciary duty on any of the Parties or their respective Affiliates. Further, each Party waives any fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, recognizes, acknowledges and agrees that the duties and obligations of the Parties to each other are only as expressly set forth in this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the Sellers acknowledge and agree that: (A) there is no assurance that it will receive any Earnout Payments under this Agreement or otherwise, and (B) neither the Buyer nor any of its Affiliates have promised or projected any amounts to be received by the Sellers under this Agreement as Earnout Payments or otherwise.

(g)Right of Set-off. The Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.5 the amount of any amounts to which any Buyer Indemnitee may be entitled under Section 7.2 of the Agreement.

(h)No Security.  The Parties understand and agree that: (i) the contingent rights to receive any Earnout Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Applicable Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in the Companies, the Buyer or any of its Affiliates; (ii) the Sellers shall not have any rights as a securityholder of the Companies, the Buyer or any of its Affiliates as a result of the Sellers’ contingent right to receive any Earnout Payment under this Agreement; and (iii) no interest is payable with respect to any Earnout Payment.

2.6Withholding Rights

. The Buyer and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to or for the benefit of any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law.  Any amounts withheld in accordance with this Section 2.6 shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.7Allocation of Purchase Price

. The Sellers’ Representative, the Sellers and the Buyer agree that: (a) the Preliminary Purchase Price, the Final Purchase Price, the Liabilities of the Companies (plus other relevant items treated as consideration for income tax purposes), the Earnout Payments and all adjustments to the preceding made pursuant to the terms of this Agreement shall be allocated for all Tax purposes among the assets deemed to be sold by each of SM Holdings and SSY Holdings and (b) this allocation shall be in accordance with the allocation methodology attached as Exhibit D attached to this Agreement (the “Allocation Methodology”).  Within thirty (30) days after the determination of the Final Purchase Price and any Earnout Payments (or any subsequent adjustments thereto), the Sellers’ Representative shall prepare a purchase price allocation in accordance with the methodology set forth on Exhibit D for review and approval by the Buyer.  Following receipt thereof, Buyer shall have a period of ten (10) days to provide Seller’s Representative with a statement of any disputed items with respect to such allocation.  In the event Buyer provides such statement and Buyer and Sellers’ Representative are unable to reach agreement with respect to any disputed items within a period of ten days after Seller’s Representative’s receipt of such statement, all such disputed items shall be submitted to the Independent Accountant for final resolution.  The allocation ultimately agreed upon by Buyer and Sellers’ Representative under this Section 2.7 shall be referred to herein as the “Purchase Price Allocation”.  Neither the Sellers’ Representative, the Sellers nor the Buyer shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such Purchase Price Allocation (or amended Purchase Price Allocation, if applicable) unless required to do so by Applicable Law.  The Buyer and the Companies shall report the allocation of the total consideration among the Companies assets in a manner consistent with the final Purchase Price Allocation and act in accordance with the final Purchase Price Allocation in the preparation and timely filing of all Tax Returns (including filing IRS Form 8594 with their respective federal income Tax Returns for the taxable year that includes the Closing Date).  The Buyer and the Sellers’ Representative agree to promptly provide the other parties with any reasonable additional information with respect to the Buyer or the Sellers, as the case may be, and reasonable assistance required to complete IRS Form 8594 or to compute Taxes arising in connection with (or otherwise affected by) the transactions contemplated by this Agreement.  Each Party will promptly inform the others of any challenge by any Governmental Authority to any allocation made pursuant to this Section 2.7 and the Buyer and the Sellers’ Representative agree to consult with one another and to keep each other fully informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge and, provided further, in no event will the Buyer or the Companies settle or otherwise resolve any such challenge without the prior written consent of the Sellers’ Representative, such consent not to be unreasonably withheld or delayed.

Article III
Representations and Warranties Concerning the Transaction

3.1The Sellers’ Representations and Warranties

. Each of the Sellers, jointly and severally, represents and warrants to the Buyer that the statements contained in this Section 3.1 are correct and complete as of the Closing Date with respect to itself, himself or herself, except as set forth in Exhibit E attached to this Agreement.

(a)Organization of the Sellers.  SM Holdings is duly organized, validly existing, and in good standing or has active status (or the equivalent) under the laws of the jurisdiction of its incorporation or other formation.  SSY Holdings is duly organized, validly existing, and in good standing or has active status (or the equivalent) under the laws of the jurisdiction of its incorporation or other formation.

(b)Authorization of Transaction.  Each of the Sellers has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its or his obligations under this Agreement.  This Agreement constitutes the valid and legally binding obligation of each of the Sellers, enforceable in accordance with its terms and conditions.  None of the Sellers need to give any notice to, make any filing with, or obtain any Governmental Authorization of any Governmental Authority in Order to consummate the Transaction.  The execution, delivery, and performance of this Agreement and all other agreements contemplated by this Agreement have been duly authorized by each of the Sellers.

(c)Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the Transaction, will: (i) violate any constitution, statute, regulation, rule, injunction, judgment, Order, decree, ruling, charge, or other restriction of any Governmental Authority to which any of the Sellers is subject or any provision of its Organizational Documents; (ii) except as set for in Section 4.3 of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets are subject; or (iii) result in the imposition or creation of a Lien upon or with respect to the Equity or the Trademarks.

(d)Brokers’ Fees.  None of the Sellers has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction.

(e)The Equity.  The Sellers hold of record and own beneficially all of the Equity, all free and clear of any restrictions on transfer (other than any restrictions under the Organizational Documents of the Companies, the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  No Seller is a party to any option, warrant, purchase right, or other contract or commitment (directly or indirectly, other than this Agreement) that could require such Seller to sell, transfer, or otherwise dispose of any Equity of any of the Companies.  No Seller is a party to any voting trust, proxy, or other agreement or understanding (directly or indirectly) with respect to the voting of any Equity of any of the Companies.  Following the Closing Date, the Buyer will own all of the Equity of the Companies free and clear of any restrictions on transfer (other than any restrictions under the Organizational Documents of the Companies, the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.

(f)The Trademarks.  SM Holdings owns, free and clear of all Liens, the Trademarks.  None of the Trademarks is invalid or unenforceable in whole or in part and SM Holdings has taken all action necessary, performed all customary acts and paid all fees and Taxes (to the extent applicable) required to protect and maintain in full force and effect the Trademarks.

The Trademarks do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person.  There have been no claims or demands asserted in writing (or to the Knowledge of SM Holdings, otherwise) by any other Person pertaining to any of the Trademarks; and no Proceeding has been instituted, or is pending or threatened, which challenges the validity or enforceability of, or SM Holdings’ rights in or ownership of, or alleges any infringement in respect of, the Trademarks.

3.2The Buyer’s Representations and Warranties

. The Buyer represents and warrants to the Sellers that the statements contained in this Section 3.2 are correct and complete as of the Closing Date, except as set forth in Exhibit F.

(a)Organization of the Buyer.  The Buyer is duly organized, validly existing, and has active status under the laws of the State of Florida.

(b)Authorization of Transaction.  The Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations under this Agreement.  This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.  The Buyer need not give any notice to, make any filing with, or obtain any Governmental Authorization of any Governmental Authority in order to consummate the Transaction.  The execution, delivery, and performance of this Agreement and all other agreements contemplated by this Agreement have been duly authorized by the Buyer.

(c)Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the Transaction, will: (i) violate any constitution, statute, regulation, rule, injunction, judgment, Order, decree, ruling, charge, or other restriction of any government, Governmental Authority, or court to which the Buyer is subject or any provision of its Organizational Documents; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets are subject.

(d)Brokers’ Fees.  The Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction.

(e)Investment.  The Buyer is not acquiring the Equity with a view to or for sale in connection with any distribution of the Equity.

Article IV
Representations and Warranties Concerning the Companies

Each of the Sellers, jointly and severally, represents and warrants to the Buyer that the statements contained in this Article IV are correct and complete as of the Closing Date, except as otherwise stated in this Agreement or set forth in the disclosure schedule delivered by the Sellers to the Buyer on the Closing Date (the “Disclosure Schedule”).  The Disclosure Schedule shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV and where a particular representation and warranty has subparts or subsections, noting which specific subpart or subsection is being excepted.  The schedules and information set forth in the Disclosure Schedules refer to the paragraph of this Agreement to which such schedule and information is responsive, and each such schedule and information shall be deemed to have been disclosed with respect to all other paragraphs of this Agreement to the extent the same is reasonably apparent on its face without any further inquiry.  All capitalized terms used in the Disclosure Schedules and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement.

4.1Organization, Qualification, and Corporate Power

.  Each of the Companies is a corporation duly organized, validly existing, and is in good standing or has active status (or the equivalent) under the laws of the jurisdiction of its incorporation.  Each of the Companies is duly authorized to conduct business and is in good standing or has active status (or the equivalent) under the laws of each jurisdiction where such qualification is required.  Each of the Companies has full corporate power and authority and all licenses and Governmental Authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties currently owned and used by it.  Section 4.1 of the Disclosure Schedule lists the directors, managers and officers (or their equivalents) of each of the Companies.  The Sellers have delivered to the Buyer correct and complete copies of the Organizational Documents for each of the Companies (as amended to date).  The minute books (containing the records of meetings of the stockholders, members, board of directors, any committees of the board of directors, and managers, as applicable), the stock or membership interest certificate books, and the stock or membership interest record books of each of the Companies (as applicable for each Company under the relevant jurisdiction) are correct and complete in all material respects.  None of the Companies is in default under or in violation of any provision of its Organizational Documents.

4.2Capitalization

.

(a)Section 4.2(a) of the Disclosure Schedule sets forth the authorized shares of capital stock or membership interest, the outstanding issued shares (where applicable) of capital stock or membership interests, and the record owners of such outstanding shares (where applicable) of capital stock or membership interests of each of the Companies.  All of the issued and outstanding equity (where applicable) of the Companies have been duly authorized and are validly issued, fully paid, and non-assessable.

(b)Except as provided in Section 4.2(b) of the Disclosure Schedule, (i) there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Companies to issue, sell, or otherwise cause to become outstanding any of its equity; (ii) there are no outstanding or authorized stock or membership interest appreciation, phantom stock, profit participation, or similar rights with respect to any of the Companies; and (iii) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the equity of any of the Companies.

4.3Non-contravention

. Except as set forth in Section 4.3 of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Transaction, will: (i) violate any constitution, statute, regulation, rule, injunction, judgment, Order, decree, ruling, charge, or other restriction of any government, Governmental Authority, or court to which any of the Companies is subject or any provision of the Organizational Documents of any of the Companies; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Material Contract to which any of the Companies is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets).  Except as set forth in Section 4.3 of the Disclosure Schedule: (i) none of the Companies needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval or any third party in connection with the consummation of the Transaction; or (ii) require the Companies to give any notice to, make any filing with, or obtain any authorization of any Governmental Authority; in each case, in order for the Parties to consummate the Transaction.

4.4Brokers’ Fees

. None of the Companies has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction.

4.5Title to Assets

. Except as set forth on Section 4.5 of the Disclosure Schedule, each of the Companies has good and marketable title to, or a valid leasehold interest in, or other valid right to use the properties and assets used by it in connection with its businesses, including, but not limited to, the properties and assets located on the Real Property, or shown on the Most Recent Balance Sheet or acquired after the Most Recent Fiscal Year End, free and clear of all Liens, other than Permitted Liens, and except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.  Such assets (including Intellectual Property) and properties are sufficient for each of the Companies to operate their businesses as currently conducted.  Except as set forth on Section 4.5 of the Disclosure Schedule, none of the assets used in the business of each relevant Company will, as of the Closing Date, be owned by, or in any way will be licensed or leased from, the Sellers or any Affiliate of the Sellers (other than the Companies).

4.6Subsidiaries

. Except as set forth on Section 4.6 of the Disclosure Schedule: (i) there are no Subsidiaries of the Companies; (ii) none of the Companies controls, directly or indirectly, or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association that is not a Subsidiary of the respective Company; and (iii) none of the Companies owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

4.7Financial Statements

.

(a)Attached to Section 4.7(a) of the Disclosure Schedule are the following financial statements for each of the Companies (collectively the “Financial Statements”): (i) balance sheets as of and for the fiscal year ended December 31, 2019, prepared for the purposes of the Transaction (the “Most Recent Fiscal Year End”); and (ii) balance sheets (the “Most Recent Financial Statements”) as of and for the eight (8) months ended August 31, 2020 (the “Most Recent Fiscal Month End”).

(b)Except as set forth in Section 4.7(b) of the Disclosure Schedule, the Financial Statements (including the notes to the Financial Statements) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, present fairly the financial condition of the Companies as of such dates and the results of operations of the Companies for such periods in all material respects, are correct and complete, and are consistent with the books and records of the Companies (which books and records are correct and complete in all material respects), subject in the case of the Most Recent Financial Statements to the absence of footnotes and normal year-end adjustments. No financial statements of any other Person are required by GAAP to be included or reflected in the Financial Statements.

(c)The Companies make and keep books, records and accounts which: (i) accurately and fairly reflect in all material respects the transactions and dispositions of their assets; (ii) have been maintained in accordance with GAAP and good business practices on a Basis consistent with prior years; (iii) are stated in reasonable detail and reflect the transactions of the Companies; (iv) constitute the Basis for the Financial Statements; and (v) accurately and fairly reflect the assets and liabilities of the Companies.  The Companies maintain systems of accounting procedures sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

4.8Events Subsequent to Most Recent Fiscal Year End

.  Except as set forth in Section 4.8 of the Disclosure Schedule, since the Most Recent Fiscal Year End:

(a)there has not been any event, occurrence or development that has caused, or would reasonably be expected to cause, individually or in the aggregate, a Material Adverse Change;

(b)none of the Companies has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(c)none of the Companies has imposed any Liens upon any of its assets, other than Permitted Liens, tangible or intangible;

(d)none of the Companies has made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 each or outside the Ordinary Course of Business;

(e)none of the Companies has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Indebtedness either involving more than $50,000 singly or $100,000 in the aggregate;

(f)there has been no change made or authorized in the Organizational Documents of any of the Companies;

(g)none of the Companies has issued, sold, or otherwise disposed of any of its equity interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its equity interests;

(h)none of the Companies has declared, set aside, or paid any dividend or made any distribution with respect to its equity interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its equity interests;

(i)none of the Companies has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other material plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(j)neither SM Holdings, SSY Holdings nor any of the Companies has: (A) made any change in its Tax reporting or accounting principles; (B) settled or compromised any Tax Liability; (C) made, changed or rescinded any Tax election; (D) surrendered any right in respect of Taxes (including any right to claim a Tax abatement, reduction, exemption, credit or refund); (E) filed any amended Tax Return; or (F) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; and

(k)none of the Companies has committed to any of the above.

4.9Undisclosed Liabilities; Indebtedness

.

(a)None of the Companies has any material Liability, except for: (i) Liabilities set forth on Section 4.9(a) of the Disclosure Schedule, (ii) Liabilities set forth on the face of the Most Recent Balance Sheet; (iii) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) (iv) executory Contracts not yet fully performed, and as to which the Company is not in breach or violation; and (v) Liabilities with a value not exceeding $100,000 in the aggregate.

(b)Section 4.9(b) of the Disclosure Schedule sets forth a detailed and complete list of all of the outstanding Indebtedness of the Companies as of the Closing Date.

4.10Legal Compliance

.  Except for Environmental, Health and Safety Matters which are addressed in Section 4.23:

(a)(i) Each of the Companies and their respective Predecessors and Affiliates has within the past five years complied in all material respects with all Applicable Laws, and there is no charge, Proceeding or investigation by any Governmental Authority with respect to a violation or alleged violation of any Applicable Law that is now pending or has been asserted or threatened with respect to any of the Companies and none of the Companies has made any voluntary disclosure with respect to a possible violation of any Applicable Law; (ii) no Proceeding has been filed or commenced against any of the Companies or their respective Predecessors within the past five years alleging any failure to so comply; (iii) none of the Companies, nor, to the Knowledge of the Sellers, any officers, directors, employees or agents of the Companies (or members, distributors, representatives or other Persons acting on the express, implied or apparent authority of the Companies) has offered, paid, promised to pay or authorized the payment, directly or indirectly through any other Person, of anything of value to any Person acting on behalf of any Governmental Authority (including employees of state-owned entities) or political party or candidate for public office, for the purpose of influencing any act or decision of such Person or of the Governmental Authority to obtain or retain business; and (iv) there is no charge, Proceeding or investigation by any Governmental Authority with respect to a violation or alleged violation of any anti-corruption law that is now pending or has been asserted or threatened with respect to any of the Companies and none of the Companies has made any voluntary disclosure with respect to a possible violation of any anti-corruption law.  Notwithstanding the above, the Sellers are in compliance in all material respects with all COVID-19 Measures enacted in response to the COVID-19 pandemic, and have used reasonable commercial efforts to implement health and safety protocols at all worksites under the control of Seller, consistent with guidance issued by applicable United States federal, state and local health authorities.

(b)Section 4.10(b) of the Disclosure Schedule lists each material Governmental Authorization that is held by each of the Companies or that otherwise relates to the business of, or to any assets owned or used by, the Companies.  Each Governmental Authorization listed in Section 4.10(b) of the Disclosure Schedule is valid and in full force and effect.  No Company is in breach of or default with the terms of any Governmental Authorization listed in Section 4.10(b) of the Disclosure Schedule.  Within the past five years, none of the Companies has received any notice or other communication from any Governmental Authority or other Person regarding: (i) any actual, alleged, or potential violation of, or failure to comply, with any Governmental Authorization or (ii) any actual, proposed, or potential revocation, suspension, cancellation, termination, or modification of any Governmental Authorization.  All fees and charges due and payable with respect to such Governmental Authorizations listed in Section 4.10(b) of the Disclosure Schedule have been paid in full.  All applications required to have been filed for the renewal or reissuance of the Governmental Authorizations listed in Section 4.10(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Authorities and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authorities.  The Governmental Authorizations listed in Section 4.10(b) of the Disclosure Schedule constitute all material Governmental Authorizations necessary or advisable to permit each of the Companies lawfully to continue to conduct their business in the manner in which it currently conducts such business, and to own and use its assets in the manner in which it currently owns and uses such assets.

4.11Tax Matters

.

(a)Except as set forth on Section 4.11(a) of the Disclosure Schedule: (i) each of SM Holdings, SSY Holdings and the Companies has complied in all material respects with all Applicable Laws related to Taxes; (ii) each of SM Holdings, SSY Holdings and the Companies has filed on a timely basis all Tax Returns that it was required to file under Applicable Laws; (iii) all such Tax Returns were correct and complete in all material respects and were prepared in compliance with all Applicable Laws; (iv) all Taxes due and owed by each of SM Holdings, SSY Holdings and the Companies (whether or not shown or required to be shown on any Tax Return) have been paid (or adequately reserved for if such Taxes are not yet due and payable); (v) neither SM Holdings, SSY Holdings nor any of the Companies currently is the beneficiary of any extension of time within which to file any Tax Return; (vi) no written claim has ever been made by an authority in a jurisdiction where SM Holdings, SSY Holdings or any of the Companies does not file Tax Returns that SM Holdings, SSY Holdings or any of the Companies is or may be subject to taxation by that jurisdiction; and (vii) there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of SM Holdings, SSY Holdings or the Companies.

(b)Except as set forth on Section 4.11(b) of the Disclosure Schedule, each of the Companies has withheld from its employees, independent contractors, creditors, shareholders, members and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts in all material respects required to have been withheld or paid over for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of Applicable Laws and has complied in all material respects with all Tax information reporting provisions of all Applicable Laws.  None of the Companies has received any written or oral notice that it is in violation (or with notice will be in violation) of any Applicable Law relating to the payment or withholding of Taxes.

(c)No Company expects any Governmental Authority to assess any additional Taxes for any period with respect to which Tax Returns have been filed.  No tax audits or administrative or judicial Tax Proceedings are pending or being conducted with respect to SM Holdings, SSY Holdings or the Companies.  Except as set forth on Section 4.11(c) of the Disclosure Schedule, neither SM Holdings, SSY Holdings nor any of the Companies has received from any Taxing Authority (including jurisdictions where the Companies have not filed Tax Returns) any: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against any of SM Holdings, SSY Holdings or the Companies.  Section 4.11(c) of the Disclosure Schedule lists all Tax Returns filed with respect to SM Holdings, SSY Holdings and any of the Companies for taxable periods ended on or after December 31, 2014, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

(d)Neither SM Holdings, SSY Holdings nor any of the Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that currently is in effect, and no power of attorney with respect to any Taxes has been executed or filed with any Governmental Authority that currently is in effect.

(e)No amount paid or payable in connection with the transactions contemplated in this Agreement could result in:  (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or non-U.S. Tax law); or (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or non-U.S. Tax law).  Each of the Companies has disclosed on its federal income Tax Returns all positions taken that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662 (or any corresponding provision of state, local or non-U.S. Tax law). Neither SM Holdings, SSY Holdings nor any of the Companies is a party to or bound by any Tax allocation or sharing agreement (other than pursuant to any contract the primary purpose of which is not the allocation or payment of Tax Liability and in which such provisions regarding Tax Liability are typical of such contracts such as leases where the obligation to pay certain Taxes is passed through to the tenant).  Neither SM Holdings, SSY Holdings nor any of the Companies: (A) has ever been a member of an Affiliated Group filing a consolidated federal, state or non-U.S. income Tax Return; (B) has ever been a party to any tax sharing, indemnification or allocation agreement; or (C) has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Applicable Law), as a transferee or successor or by contract or agreement (other than pursuant to any contract the primary purpose of which is not the allocation or payment of Tax Liability and in which such provisions regarding Tax Liability are typical of such contracts such as leases where the obligation to pay certain Taxes is passed through to the tenant).

(f)The unpaid Taxes of the Companies: (i) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes to the Most Recent Balance Sheet); and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies in filing their Tax Returns. Since the date of the Most Recent Balance Sheet, none of the Companies has incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.  The Companies do not have any Liability (whether Tax Liability or otherwise), nor is there any Basis for any Liability, with respect to the Companies’ LIFO reserves.

(g)None of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion of such period) ending after the Closing Date as a result of the [****] or any:

(i)change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(iii)agreement with any Governmental Authority executed on or prior to the Closing Date;

(iv)installment sale or open transaction disposition made on or prior to the Closing Date;

(v)prepaid amount received on or prior to the Closing Date; or

(vi)election under Code Section 108(i) (or any corresponding provision of state or local Tax law).

(h)Neither SM Holdings, SSY Holdings nor any of the Companies is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Reg. Section 1.6011-4(b) (or any corresponding provisions of state, local or non-U.S. Tax law).

(i)The Sellers have made available to the Buyer for inspection: (A) complete and correct copies of all income and other material Tax Returns of SM Holdings, SSY Holdings and each of the Companies; and (B) complete and correct copies of all private letter rulings, revenue agent reports, material information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, gain recognition agreements and any similar documents, submitted by, received by or agreed to by or on behalf of SM Holdings, SSY Holdings or the Companies, in each case relating to Taxes for all taxable periods since December 31, 2014.

(j)None of the Companies has participated in an international boycott within the meaning of Section 999 of the Code (or any corresponding provision of state, local or non-U.S. Tax law).

(k)None of the Companies has in effect any tax elections for federal income tax purposes under Sections 108, 168, 338 (other than respect to SSY, as set forth in this Agreement), 441, 471, 1017, 1033, 1502 and 4977 of the Code (or any corresponding provisions of state, local or non-U.S. Tax law).

(l)During the previous two years none of the Companies has engaged in any exchange under which the gain realized on such exchange was not recognized due to Section 1031 of the Code (or any corresponding provision of state, local or non-U.S. Tax law).

(m)None of the Companies has any Indebtedness that (i) was “corporate acquisition indebtedness” as defined in Section 279 of the Code (or any corresponding provision of state, local or non-U.S. Tax law); (ii) bore interest any portion of which was “disqualified interest” as defined in Section 163(j)(3) of the Code (or any corresponding provision of state, local or non-U.S. Tax law), or (iii) was an “applicable high yield discount obligation” as defined in Section 168(i)(1) of the Code (or any corresponding provision of state, local or non-U.S. Tax law).

(n)All related party transactions involving SM Holdings, SSY Holdings or any of the Companies have been at arm’s length in compliance with Applicable Law.  Each of SM Holdings, SSY Holdings and the Companies has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Applicable Law.  No Taxing Authority is asserting in writing, nor to the Knowledge of the Sellers, threatening to assert a claim against any of the Companies under or as a result of the alleged failure to maintain arm’s length treatment with respect to related party transactions.

(o)To the Knowledge of the Sellers, none of the Companies has taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion of such period) ending on or before the Closing Date to a period (or portion of such period) beginning after the Closing Date.

(p)Each of SM Holdings, SSY Holdings and the Companies is materially in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Governmental Authority to which it may be subject or which it may have claimed, and the Transaction will not have any significant adverse effect on such compliance.

(q)None of the Companies is a party to any joint venture, partnership or other agreement or arrangement which is treated or required to be treated as an entity for income Tax purposes.

(r)Each of the Companies has made all required estimated Tax payments sufficient to avoid any underpayment penalties with respect to Taxes required to be paid by it.

(s)Section 4.11(s) of the Disclosure Schedule lists the (i) income Tax characterization of each of SM Holdings, SSY Holdings and the Companies, including any changes in characterization in the past ten (10) years (i.e., S corporation, C corporation, qualified subchapter S subsidiary, partnership or disregarded entity); and (ii) all entity classification elections under Treasury Regulations Section 301.7701-3 (or any corresponding provision of state, local or non-U.S. Applicable Law) which have been made by any of the Companies, and the effective date of each such election, and the characterization of each of SM Holdings, SSY Holdings and the Companies shall remain the same through the end of the Closing Date.

(t)None of the Companies will be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of the Companies’ assets pursuant to the terms of this Agreement.

(u)None of the Companies will be liable for any payroll Taxes relating to any Pre-Closing Tax Period that was deferred under the CARES Act or by executive order of a Governmental Authority.

(v)The entrance into this Agreement by the Sellers, including the agreement by the Sellers as to the Pro Rata Percentages, did not have a principal purpose of circumventing the one class of stock requirement of Section 1361(b)(1)(D) of the Code and Treasury Regulations Section 1.1361-1(e)(2)(i) with respect to either SM Holdings or SSY Holdings.

4.12Real Property

.  Except for Environmental, Health and Safety Matters which are addressed in Section 4.23:

(a)None of the Companies has any Owned Real Property.  Section 4.12(a) of the Disclosure Schedule sets forth the address of each parcel of Affiliate Real Property.  With respect to the Affiliate Real Property, the applicable Affiliate has good and marketable fee simple title, free and clear of all Liens, other than Permitted Liens.  Except as set forth on Section 4.12(a)  of the Disclosure Schedule, the applicable Affiliate has not leased or otherwise granted to any Person other than the applicable Company the right to use or occupy such Affiliate Real Property or any portion thereof, and there are no outstanding options, rights of first offer or rights of first refusal to purchase such Affiliate Real Property or any portion of the Affiliate Real Property or interest in the Affiliate Real Property.

(b)Section 4.12(b) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document).  The Sellers have delivered to the Buyer a true and complete copy of each such Lease document.  Except as set forth in Section 4.12(b) of the Disclosure Schedule, with respect to each of the Leases:

(i)such Lease is legal, valid, binding, enforceable and in full force and effect;

(ii)the Companies’ possession and quiet enjoyment of the Leased Real Property under such Lease is not being disturbed as of the Closing Date and, to the Knowledge of the Sellers, there is no Basis for any such disturbance, and there are no disputes with respect to such Lease as of the Closing Date;

(iii)no security deposit or portion of such securities deposit with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(iv)none of the Companies owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(v)none of the Companies has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion of the Leased Real Property; and

(vi)none of the Companies has collaterally assigned or granted any other Lien in such Lease or any interest in such Lease.

(c)The Real Property identified in Section 4.12(a) and Section 4.12(b) of the Disclosure Schedule, comprises all of the Real Property currently used or intended to be used in, or otherwise related to, the business of the Companies; and none of the Companies is a party to any agreement or option to purchase any real property or interest in any real property.

(d)Except as set forth on Section 4.12(d) of the Disclosure Schedule, all buildings, structures, fixtures, building systems and equipment, and all components included in the Real Property (the “Improvements”) are in a condition sufficient for the operation of the Companies’ businesses as currently conducted on such property. To the Knowledge of the Sellers, there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere with the use or occupancy of the Improvements or any portion of the Improvements in the operation of the Companies’ businesses as currently conducted on such property.

(e)None of the Companies has received any written notice of violation of any applicable building, zoning, subdivision, health and safety and other land use laws, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”) and, to the Knowledge of the Sellers, there is no Basis for the issuance of any such notice or the taking of any action for such violation.

(f)Except as set forth on Section 4.12(f) of the Disclosure Schedule, the classification of each parcel of Real Property under applicable Real Property Laws permits the use and occupancy of such parcel and the operation of the Companies’ businesses as currently conducted thereon, and permits the Improvements located on such property as currently constructed, used and occupied. To the Knowledge of the Sellers, the Companies’ use or occupancy of the Real Property or any portion of the Real Property or the operation of the Companies’ businesses as currently conducted on the Real Property is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption, or approval from any Governmental Authority.

(g)None of the Improvements encroaches on any land that is not included in the Real Property or on any easement affecting such Real Property, or violates any building lines or set back lines, and there are no encroachments onto the Real Property, or any portion of the Real Property, that would materially and adversely interfere with the use or occupancy of such Real Property or the continued operation of the Companies’ businesses as currently conducted on such property.

(h)There is no condemnation, expropriation or other Proceeding in eminent domain, pending or, to the Knowledge of the Sellers, threatened, affecting any parcel of Real Property or any portion thereof or interest therein.  There is no injunction, decree, Order, writ or judgment outstanding, or any claim, Litigation, administrative action or similar Proceeding, pending or, to the Knowledge of the Sellers, threatened, that would interfere with the ownership, lease, use or occupancy of the Real Property or any portion thereof by the Companies, or the operation of the Companies’ businesses as currently conducted on such property.

(i)The current use and occupancy of the Real Property and the operation of the Companies’ businesses as currently conducted thereon do not violate any easement, covenant, condition, restriction, or similar provision in any instrument of record, or in any other unrecorded instrument or agreement of which the Sellers have Knowledge, affecting such Real Property (the “Encumbrance Documents”).  None of the Companies’ has received any written notice of violation of any Encumbrance Documents and, to the Knowledge of the Sellers, and there is no Basis for the issuance of any such notice or the taking of any action for such violation.

4.13Intellectual Property

.

(a)Section 4.13(a) of the Disclosure Schedule sets forth a true and complete list of all: (i) patented or registered Company-Owned Intellectual Property; and (ii) pending patent applications and applications for other registrations of Intellectual Property filed by or on behalf of the Companies (indicating for each of (i) and (ii) the applicable jurisdiction, registration number or application number and date issued or, if not issued, date filed).

(b)Section 4.13(b)(i) of the Disclosure Schedule sets forth a true and complete list of all Intellectual Property licensed to the Companies (excluding generally commercially available, off the shelf software programs licensed pursuant to shrink-wrap or “click to accept” agreements with a replacement cost and/or annual license fee of less than $25,000) and any license or other agreement relating to such Intellectual Property (each, an “Inbound IP License”).  Section 4.13(b)(ii) of the Disclosure Schedule sets forth a true and complete list of all Intellectual Property licensed by any of the Companies to any third Person and any license or other agreement relating to such Intellectual Property (each, an “Outbound IP License”).

(c)Each of the Companies has good and marketable title to, or Inbound IP Licenses to, the Intellectual Property used by it in connection with its businesses.  The Companies own, free and clear of all Liens, other than Permitted Liens, all Company-Owned Intellectual Property, and have valid and enforceable licenses as set forth on Section 4.13(b)(i) of the Disclosure Schedule to use, free and clear of all Liens, other than Permitted Liens, all Company Non-Owned Intellectual Property.  None of the Company-Owned Intellectual Property is invalid or unenforceable in whole or in part and the Companies have taken all action necessary, performed all customary acts and paid all fees and Taxes (to the extent applicable) required to protect and maintain in full force and effect the Company Intellectual Property.  There have been no claims or demands asserted in writing (or to the Knowledge of the Sellers, otherwise) by any other Person pertaining to any Company Intellectual Property (including any cease-and-desist letters or demands or offers to license any Intellectual Property from any other Person); and no Proceeding has been instituted, or is pending or threatened, which challenges the validity or enforceability of, or the Companies’ rights in or ownership of, or alleges any infringement in respect of, the Company Intellectual Property.

(d)The Companies and their respective businesses have not infringed, misappropriated or violated any Intellectual Property of any other Person and, to the Knowledge of the Sellers, no other Person has infringed, misappropriated or violated any Company Intellectual Property.

(e)Except as set forth in Section 4.13(e) of the Disclosure Schedule, all Company-Owned Intellectual Property which the Companies purport to own was developed by employees, agents, consultants, contractors or other Persons who have executed appropriate, valid, enforceable and irrevocable instruments of assignment in favor of the Companies as assignee that have conveyed to the Companies ownership of all Intellectual Property rights in the Company-Owned Intellectual Property.  No current or former shareholder, member, officer, director, manager, employee, agent, consultant, or contractor has any claim, right (whether or not currently exercisable), or interest to or in any Company-Owned Intellectual Property.  To the extent that any Company Intellectual Property has been developed or created by a third party for the Companies, the Companies have a written agreement with such third party with respect to such Company Intellectual Property and the Companies either: (i) have obtained ownership of and are the exclusive owner of or (ii) have obtained a license (sufficient for the conduct of its business as currently conducted) to, all of such third party’s Intellectual Property rights in such work, material or invention by operation of law or by valid assignment.

(f)Except as set forth in Section 4.13(f) of the Disclosure Schedule, (i) all of the computer systems, including software, hardware and networks, used by the Companies in connection with the operation of the Companies’ businesses (the “Systems”) are maintained and operated exclusively by the Companies and are not wholly or partly dependent on any facilities or means (including any electronic, mechanical or photographic process, computerized or otherwise) which are not under the exclusive ownership and control of the Companies and (ii) the Systems are sufficient for the current needs of the Companies and their respective businesses, including as to capacity and ability to process current peak volumes in a timely manner, and in the past twelve (12) months, there have been no bugs in, or failures, breakdowns, or continued substandard performance of, any Systems that has caused the substantial disruption or interruption in or to the use of such Systems.

(g)Except as set forth in Section 4.13(g) of the Disclosure Schedule, each of the Companies maintains policies or procedures regarding data security, privacy, and Personal Information that are commercially reasonable for such Company and, in any event, comply in all material respects with all obligations to its customers or to other Data Subjects and all Applicable Privacy Laws.  The use and dissemination of any and all Personal Information by each of the Companies is in compliance with all applicable publicly-posted privacy policies and terms of use, any customer agreements involving the process of Personal Information and all Applicable Privacy Laws.  The Transaction will not violate any publicly-posted privacy policy or terms of use, or any customer agreements involving the processing of Personal Information or any Applicable Privacy Law relating to the use, dissemination or transfer of any Personal Information.  Within the last five years, there has been no security breach relating to and there has been no unauthorized disclosure or acquisition by a third party of, any Personal Information or Company Intellectual Property stored by or on behalf of any of the Companies.  Each Company has used commercially reasonable information security controls, system and data backup practices, and disaster recovery and business-continuity practices that comply with all Applicable Privacy Laws. Each Company has: (i) conducted commercially reasonable reviews or audits of its IT Infrastructure and information security controls (collectively, “Information Security Reviews”); (ii) corrected any exceptions or vulnerabilities identified in such Information Security Reviews; and (iii) installed software security patches and other fixes to identified technical information security vulnerabilities.

4.14Tangible Assets

.  Each of the Companies own or leases all tangible assets necessary for the conduct of their business as presently conducted and as presently proposed to be conducted.  Each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

4.15Contracts

.  Section 4.15 of the Disclosure Schedule lists the following Contracts and other agreements to which any of the Companies is a party (collectively, the “Material Contracts”):

(a)any Contract (or group of related Contracts), other than contracts with brokers, employment contracts with employees, directors or officers, contracts with public utilities for energy, water or similar services, voice and data traffic services and cleaning, that represents an aggregate future Liability in excess of $50,000 in one fiscal year;

(b)any Contract (or group of related Contracts) that relates to capital expenditures and involves future payments in excess of $50,000 in one fiscal year;

(c)any Contract (or group of related Contracts) that is a Lease or similar contract;

(d)any Contract concerning a partnership, joint venture or limited liability company involving the sharing of profits, losses, costs, Taxes or other Liabilities by any of the Companies with any other Person;

(e)any Contract containing covenants that in any way purport to restrict the right or freedom of any of the Companies or any other Person for the benefit of the Companies to: (A) engage in any business activity; (B) engage in any line of business or compete with any Person; or (C) solicit any Person to enter into a business or employment relationship, or enter into such a relationship with any Person;

(f)any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any Indebtedness, in excess of $25,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(g)any Contract concerning confidentiality or non-disparagement;

(h)any profit sharing, equity option, equity purchase, equity appreciation, deferred compensation, change of control, severance, or other plan or arrangement for the benefit of its current or former directors, officers, employees, and consultants;

(i)any Contract containing or providing for an express undertaking by any of the Companies to be responsible for consequential, special, or liquidated damages or penalties or to indemnify any other Person;

(j)any collective bargaining agreement or any Contract with any labor union or other employee representative of a group of employees of any of the Companies;

(k)any Contract for the employment of any individual on a full-time, part-time, consulting, or other Basis providing annual compensation in excess of $50,000 or providing severance or change of control benefits;

(l)any Contract under which a leasing, staffing or temporary services company provides workers to any of the Companies;

(m)any Contract under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(n)any Contract under which any of the Companies has advanced or loaned any other Person amounts in the aggregate exceeding $10,000;

(o)any Contract under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect;

(p)any Contract with any Governmental Authority;

(q)any Contract concerning Company Intellectual Property;

(r)any Inbound IP License;

(s)any Outbound IP License; or

(t)any agreement under which compliance with regulatory reporting obligations has been outsourced to a third party.

No Material Contract is an oral Contract.  The Sellers have made available to the Buyer a correct and complete copy of each written Material Contract (as amended to date) listed in Section 4.15 of the Disclosure Schedule.  With respect to each such Material Contract: (i) the Material Contract is legal, valid, binding, enforceable, and in full force and effect against the Company that is a party to such Material Contract, and to the Knowledge of the Sellers, the other parties thereto; (ii) the Material Contract will be, as of immediately following the consummation of the Transaction, legal, valid, binding, enforceable, and in full force and effect against the Company that is a party to such Material Contract on identical terms (save for any termination by the other party which is not a consequence of a breach of the relevant terms by the Companies), and to the Knowledge of the Sellers, the other parties thereto; (iii) neither any Company nor, to the Knowledge of the Sellers, any other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default which would permit termination, modification, or acceleration, under such Material Contract; and (iv) no Company has received written notice alleging a breach on the part of the Company of a Material Contract or which indicates an intention to cancel, terminate, breach or attempt to alter the terms of any such Material Contract, or to exercise or not exercise any option to renew thereunder.

4.16Notes and Accounts Receivable

.  All notes and Receivables of each of the Companies are reflected properly on their books and records and in the Financial Statements, represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business, are valid Receivables subject to no setoffs, expenses, counterclaims, or other reduction, are current and collectible and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts (which reserve is adequate and calculated consistent with past practice in the preparation of the Financial Statements) set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies.

4.17Powers of Attorney

. Except as set forth in Section 4.17 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of any of the Companies.

4.18Insurance

.

(a)The Seller has made available to the Buyer accurate and complete copies of all insurance policies maintained by the Companies.  Section 4.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which any of the Companies has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years or that provides coverage to any director, officer or manager of the Companies in such capacity: (i) the name of the insurer, the name of the policyholder, and the name of each covered insured; (ii) the policy number and the period of coverage; (iii) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other Basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; (iv) a summary of the loss experience; (v) a statement describing each claim for an amount in excess of $50,000, which set forth the name of the claimant, a description of the applicably policy, and the amount and a brief description of the claim; and (vi) a description of any retroactive premium adjustments or other loss-sharing arrangements.

(b)With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will be, as of immediately following the consummation of the Transaction, legal, valid, binding, enforceable, and in full force and effect on identical terms  (save for any termination by the insurance companies which is not a consequence of a breach of the terms of the policy by the Companies); (iii) none of the Companies nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision of such policy.  Each of the Companies have been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which they have engaged during the aforementioned period.  Section 4.18 of the Disclosure Schedule describes any self-insurance arrangements affecting the Companies.  Each of the Companies have paid all premiums due, and has otherwise performed their obligations, under each policy of insurance to which it is a party or that provides coverage to it or to any of its directors, officers, or managers, in their capacity as such.  Each of the Companies has given notice to the insurer of all insured claims. None of the Companies has received any notice of any, and there are no, planned or proposed increases in the premiums or any other adverse change in the terms of any policy of insurance covering the Companies, or any officer, director, or manager of the Companies in his or her capacity as such.  None of the Companies has provided any information to any insurer in connection with any application for insurance that could reasonably be expected to result in (x) cancellation of any insurance policy or bond for the benefit of the Companies or (y) denial of coverage for a risk otherwise covered by any such insurance policy or bond.

4.19Litigation

.  Section 4.19 of the Disclosure Schedule sets forth each instance in which any of the Companies: (i) is subject to any outstanding Order; or (ii) is a party or is threatened to be made a party to any Proceeding of, in, or before (or that could come before) any Governmental Authority or court or quasi-judicial or administrative agency of any jurisdiction or before (or that could come before) any arbitrator ((i) and (ii) collectively, the “Litigation”). None of Litigation set forth in Section 4.19 of the Disclosure Schedule could reasonably be expected to result in any Material Adverse Change.  None of the Sellers and the directors and officers (and employees with responsibility for litigation matters) of the Companies has any reason to believe that, except for the Litigation set forth in Section 4.19 of the Disclosure Schedule, any Order or Proceeding may be brought or threatened against any of the Companies or that there is any Basis for the above. Except as set forth in Section 4.19 of the Disclosure Schedule: (i) each of the Companies has at all times been in compliance with each Order to which it, or any assets owned or used by it, is or has been subject, in each case during the past five years; (ii) no event has occurred or circumstance exists that could constitute or result in (with or without notice or lapse of time) a violation of, or failure to comply with, any Order to which any of the Companies, or any assets owned or used by any of the Companies, is subject; and (iii) none of the Companies has within the past five years received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, or potential violation of, or failure to comply with, any Order to which any of the Companies or any assets owned or used by any of the Companies is subject.

4.20Employees

.

(a)Section 4.20(a) of the Disclosure Schedule lists the following information for each current employee of the Companies: name, job title, date of hiring, date of commencement of employment, whether the employee is classified as exempt or non-exempt, details of leave of absence or layoff, rate of compensation, bonus arrangement, vacation, sick time, and personal leave accrued as of the Most Recent Fiscal Month End, leave of absence or layoff status, and service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan. All persons who are required to be classified as employees of the Companies under Applicable Laws are so classified in the payroll records and other records and books of account of the Companies.

(b)Except as set forth on Section 4.20(b) of the Disclosure Schedules, to the Knowledge of the Sellers, no officer, or other key employee of the Companies intends to end such Person’s employment with the Companies.

(c)Section 4.20(c) of the Disclosure Schedule states the number of employees terminated or laid off by the Companies since January 1, 2018, and contains a list of the following information for each employee of the Companies who has been terminated or laid off, or whose hours of work have been reduced by more than 50% by the Companies, in the twelve (12) months prior to the Closing Date: (i) the date of such termination, layoff, or reduction in hours; (ii) the reason for such termination, layoff, or reduction in hours; and (iii) the location to which the employee was assigned.

(d)Each of the Companies has within the past five years complied in all material respects with all Applicable Laws relating to employment practices, terms, and conditions of employment, equal employment opportunity, nondiscrimination, sexual harassment, immigration, wages (including the payment of overtime wages), hours (including the provision of all lunch and rest breaks required by Applicable Laws) payment of overtime wages, classification of workers as “employees” or “contractors,” the payment of social security and similar Taxes, and occupational safety and health (including the provision of all personal protective equipment required by Applicable Laws).  None of the Companies is liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the above Applicable Laws within the past five years. The Companies have taken reasonable steps to properly classify and treat all of their employees and independent contractors as such, and have taken reasonable steps to properly classify and treat their employees as “exempt” or “nonexempt” from overtime requirements under Applicable Laws. The Companies are not delinquent in payments to any of their employees or consultants for any wages, salaries, overtime pay, commissions, bonuses, accrued and unused vacation, or other compensation, if any, for any services or otherwise arising under any policy, practice, Contract or Applicable Law. None of the

Companies’ employment policies or practices is currently being audited or to the Knowledge of the Sellers investigated by any Governmental Authority.  The Companies have complied within the past five years with all Applicable Laws and has not been charged with, received any notice of or to the Knowledge of the Sellers been under investigation with respect to, any alleged default under, violation of or nonconformity with any Applicable Laws concerning unemployment compensation, worker’s compensation, wages and hours, discrimination in employment, or unfair labor practices under the National Labor Relations Act, and the employment of workers under the Immigration Reform and Control Act of 1986, and all state and local immigration Applicable Laws.

(e)Except as set forth in Section 4.20(e) of the Disclosure Schedule, with respect to the business of the Companies:

(i)currently there is no collective bargaining agreement or similar agreement or relationship with any labor organization;

(ii)to the Knowledge of the Sellers, no officer or other key employee of any of the Companies is currently a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides the Companies that would be material to the performance of such employee’s employment duties, or the ability of such entity or the Buyer to conduct the business of such entity;

(iii)no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition within the past five years;

(iv)no union organizing or decertification efforts are currently underway or to the Knowledge of the Sellers threatened and no other question concerning representation exists;

(v)no labor strike, work stoppage, picketing, slowdown, employee grievance process, or other material labor dispute has occurred within the past five years, and to the Knowledge of the Sellers none is underway or threatened;

(vi)there is no current workmen’s compensation liability, experience or matter outside the Ordinary Course of Business;

(vii)there is no current employment-related charge, complaint, grievance, investigation or inquiry, that is pending or to the Knowledge of the Sellers is threatened in any forum, relating to an alleged violation or breach by any of the Companies, (or its or their officers or directors) of any Applicable Laws, regulations or contracts; and

(viii)to the Knowledge of the Sellers, no employee or agent of any of the Companies has within the past five years committed any act or omission giving rise to material Liability for any violation or breach of the Applicable Laws identified in subsection (v) above.

(f)Section 4.20(f) of the Disclosure Schedule sets forth a list of all: (i) employment contracts or severance or change of control agreements that (A) are with any employees of the Companies employed within the past five years or (B) under which the Companies have or may have any outstanding obligations; and (ii) written personnel policies, rules, or procedures currently applicable to employees of the Companies.  True and complete copies of all such policies, rules or procedures have been made available to the Buyer prior to the Closing Date.

(g)With respect to this Transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been satisfied.

(h)Within the past five years, none of the Companies have implemented any layoffs, plant closings, reductions in force, or terminations of employees that, in the aggregate, would trigger the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. (the “WARN Act”) or any other similar law, rule, or regulation of any Governmental Authority.

4.21Employee Benefits

.

(a)Section 4.21(a) of the Disclosure Schedule lists each Employee Benefit Plan that the Companies maintain, to which any of the Companies contributes or has any obligation to contribute, or with respect to which any of the Companies has any Liability.  None of the Companies intends, or has committed, to establish or enter into any new Employee Benefit Plan, practice, policy, agreement or arrangement or to modify any Employee Benefit Plan, except to conform such Employee Benefit Plan to any Applicable Law.

(i)Each such Employee Benefit Plan (and each related trust or fund) has been established, maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of Applicable Laws.  None of the Companies has received any notice within the last six years from any Governmental Authority questioning or challenging any Employee Benefit Plan’s compliance with Applicable Laws. There are no audits, investigations or examinations pending or, to the Knowledge of the Sellers, threatened by any Governmental Authority with respect to any Employee Benefit Plan. There is no Basis for any such audit, investigation or examination.  With respect to each Employee Benefit Plan, (A) no actions, suits, or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Sellers, threatened; (B) no facts or circumstances exist that could give rise to any such actions, suits, or claims; (C) no “prohibited transaction” has occurred within the meaning of the applicable provisions of ERISA or the Code; and (D) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, other than one for which the thirty (30) day notice requirement has been waived.

(ii)All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by Applicable Law to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Companies. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee

Benefit Plan that is an Employee Welfare Benefit Plan.  All contributions to any social security benefit, social fund, or other state-sponsored or state-mandated benefit plan or program have been timely made. Each Employee Benefit Plan that is a group health plan is in compliance in all material respects with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (collectively, the “Healthcare Reform Law”), to the extent applicable, and the operation of each Employee Benefit Plan will not result in the incurrence of any penalty to the Companies pursuant to the Healthcare Reform Law.

(iii)The Companies have complied in all respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and any other Applicable Law with respect to each Employee Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code.

(iv)For any Employee Benefit Plan in the United States, each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination from the Internal Revenue Service, or is the subject of an opinion letter from the Internal Revenue Service, that such Employee Benefit Plan is so qualified, and, to the Knowledge of the Sellers, nothing has occurred since the date of such determination or opinion letter that could adversely affect the qualified status of any such Employee Benefit Plan and no circumstance exists that could result in revocation of any such favorable determination letter or opinion letter.

(v)No Proceeding with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Sellers, threatened.

(vi)For each Employee Benefit Plan currently maintained by the Companies, the Sellers have delivered to the Buyer correct and complete current copies of: (A) the plan documents and all amendments to the plan documents (or in the case of such an Employee Benefit Plan that is unwritten, a written summary of the plan);  (B) the summary plan descriptions together with the summaries of material modifications to the plan; (C) if applicable, the most recent determination letter, advisory letter or opinion letter received from the applicable Governmental Authority relating to the qualified status of the Employee Benefit Plan; (D), as applicable, the annual reports for the three most recently completed plan years; (E) all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan; (F) all written contracts relating to such Employee Benefit Plan, including administrative agreements and contracts with service providers; (G) all material correspondence or notices to or from any Governmental Authority relating to such Employee Benefit Plan; (H) all discrimination tests performed during the three most recently completed plan years; and (I) any filings under any amnesty, voluntary compliance or similar program sponsored by any Governmental Authority.

(vii)No current or former independent contractor of any of the Companies could reasonably be deemed to be a misclassified employee.  Except as set forth in Section 4.21(a)(vii), no independent contractor of any of the Companies is eligible to participate in any Employee Benefit Plan.  None of the Companies has ever excluded from participation in any Employee Benefit Plan, or failed to treat and account for as an employee, any temporary or leased employees that were eligible to participate in such Employee Benefit Plan, or were legally required to be treated and accounted for as employees.

(b)None of the Companies, nor any member of any Company’s “Controlled Group”, (defined as any organization which is a member of the Company’s controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code) has ever contributed to, has ever had any obligation to contribute to, or has ever had any Liability under or with respect to any Employee Pension Benefit Plan that is a Multiemployer Plan or is subject to Section 412 of the Code or Title IV of ERISA.  No assets of any of the Companies are subject to any Lien under Title IV of ERISA.

(c)None of the Companies maintains, contributes to or has an obligation to contribute to, or has any Liability with respect to, any Employee Welfare Benefit Plan or other arrangement providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent) of the Companies, except as required to avoid an excise tax under Section 4980B of the Code or as may be required pursuant to any other Applicable Law.  No Employee Benefit Plan in the United States is intended to meet the requirements of Section 501(c)(9) of the Code.

(d)Except as set forth in Section 4.21(d) of the Disclosure Schedule, neither execution, delivery nor performance of this Agreement nor consummation of the Transaction will either alone or in combination with any other event: (i) result in any payment (including severance, change in control payment, “stay pay,” transaction bonus, retention bonus, or otherwise) becoming due to any employee, director or consultant of any of the Companies; (ii) increase any compensation or benefits otherwise payable by any of the Companies under any Employee Benefit Plan; (iii) accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under, any Employee Benefit Plan nor will they, directly or indirectly (with or without notice or lapse of time), result in an amendment, modification, or termination of any Employee Benefit Plan; or (iv) limit or restrict the right of the Companies to merge, amend, or terminate any Employee Benefit Plan.  No amount paid or payable in connection with the transactions contemplated in this Agreement could be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or non-U.S. tax law). None of the Companies has any indemnity or gross-up obligation for any Taxes imposed under Code Sections 4999 or 280G (or any corresponding provision of state, local or non-U.S. Tax law).

(e)Each Employee Benefit Plan subject to Section 409A of the Code (or any corresponding provision of state, local or non-U.S. Tax law)complies with the requirements of Code Section 409A(a)(2), (3), and (4) and any Internal Revenue Service guidance issued under such Sections (or any corresponding provision of state, local or non-U.S. Tax law) and no amounts under any such Employee Benefit Plan is or has been subject to the interest and additional tax set forth under Code Section 409A(a)(1)(B) (or any corresponding provision of state, local or non-U.S. Tax law).  None of the Companies has any actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Code Section 409A(a)(1)(B (or any corresponding provision of state, local or non-U.S. Tax law)).  None of the Companies has been required to report to any Governmental Authority any corrections made or

Taxes due as a result of a failure to comply with Code Section 409A (or any corresponding provision of state, local or non-U.S. Tax law).

(f)No Employee Benefit Plan provides benefits to any individual who is not a current or former employee of the Company, or the dependents or other beneficiaries of any such current or former employee.  No Employee Benefit Plan is subject to the laws of, or provides benefits for any employee providing services in, any jurisdiction outside of the United States.

4.22Guaranties

. None of the Companies is a guarantor, surety or otherwise is liable for any Liability (including Indebtedness) of any other Person.

4.23Environmental, Health and Safety Matters

.  Except as set forth on Schedule 4.23 of the Disclosure Schedule:

(a)Each of the Companies and their respective Predecessors and Affiliates have for the past five years complied in all material respects and are currently in compliance in all material respects with all Environmental, Health, and Safety Requirements.

(b)Without limiting the generality of the above, each of the Companies and their respective Predecessors and Affiliates have obtained and for the past five years complied with in all material respects, and are currently in compliance with in all material respects, all Permits, Orders, and Governmental Authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the Real Property and the operation of their business.  A list of all such Permits is set forth on Section 4.23(b) of the Disclosure Schedule.

(c)In the past ten years, none of the Companies nor their respective Affiliates has received any:  (i) order, written or oral notice, or report regarding any actual or alleged violation of Environmental, Health, and Safety Requirements from any Governmental Authority; or (ii) any Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their business arising under Environmental, Health, and Safety Requirements; which remains outstanding or unresolved.

(d)No facts, events, or conditions relating to the past or present facilities, properties, or operations of the Companies or their respective Affiliates will prevent in a material way continued material compliance with Environmental, Health, and Safety Requirements, give rise to any material investigatory, remedial, or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any material Liabilities pursuant to Environmental, Health, and Safety Requirements.

(e)The Sellers and the Companies have furnished to the Buyer: (i) all material written environmental regulatory compliance audits, environmental site assessments, investigations, monitoring reports, risk assessment reports, corrective action reports, and other material environmental documents, including, but not limited to any Phase I and Phase II environmental assessments, relating to its properties, facilities, or operations; and (ii) all material correspondence and other material documents relating to communications to or from any Governmental Authority or any third party regarding notification of any material actual or alleged violations of any Environmental, Health, and Safety Requirements or of any conditions that are reasonably likely to give rise to material Liability or responsibility under the Environmental,

Health, and Safety Requirements in connection with the Companies’ businesses, in Sellers’ possession within the last ten years.

(f)Except as disclosed in Section 4.23(f) of the Disclosure Schedule (and in the case of clauses (ii) and (viii), to the Knowledge of the Sellers), none of the following is present at the Real Property: (i) underground storage tanks or septic systems; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls in any form or condition; (iv) hazardous waste, surface impoundments, or disposal areas; (v) groundwater monitoring wells, drinking water wells, or production water wells; (vi) above-ground storage tanks of any capacity containing or which at one time contained any quantity of Hazardous material; (vii) Environmental Contamination; or (viii) materials or equipment containing lead-based paint in any form or condition.

The representations and warranties set forth in this Section 4.23 are the sole and exclusive representations and warranties pertaining to environmental, health and safety matters.

4.24[****]

.

(a)Section 4.24 of the Disclosure Schedule provides the following information regarding the loan provided to the Companies pursuant to the [****] (the “[****]”) and, as it relates to the [****]: (i) the lender; (ii) the date the Companies applied for the [****]; (iii) the date the [****] was approved by the lender; (iv) the [****]; (v) the aggregate original principal amount of the [****]; (vi) the date of receipt of the [****]; (vii) the date the Companies applied for forgiveness for the [****] and relevant details, including details regarding the Companies’ use of [****]; and (viii) the total amount of [****] expended as of the Closing Date.  The [****] was obtained in compliance with all rules, regulations and requirements set forth in the [****] application and all certifications made to obtain the [****], including but not limited to certifications with respect to the Sellers’ and the Companies’ eligibility for the [****], current and anticipated need for the [****], and appropriate use of the [****], were made in good faith.

(b)The Companies have used the [****] in accordance with the [****] rules solely to cover payroll costs and mortgage interest, rent and utility costs that allow the Companies to be eligible for loan forgiveness under the terms of the [****] as of the Closing Date.  The Sellers have caused the Companies to use the [****] solely for purposes to maximize the prospects of loan forgiveness and minimize the potential liabilities related to ineligible uses of such funds. The Sellers have not caused the Companies to take any actions or make any communications, or fail to take any necessary actions or make any necessary communications, that materially increased the likelihood of increased scrutiny or liability with respect to the [****].

(c)The Companies have each deposited (the “[****]”) a sum equal to the amount of the [****] to each Company with First Midwest Bank, the lender of the [****], in accordance with the terms of the [****], and such deposit is reflected as restricted cash on the books and records of the Companies.

4.25No Other Representations or Warranties

.  Except for the representations and warranties contained in Article III and Article IV, none of the Sellers make any other express or implied representation or warranty with respect to the Companies (including their respective assets, financial condition or business) or with respect to any other information provided to the Buyer (including by use of a “data room” or in any executive summary), and the Sellers hereby disclaim any other representations or warranties.  Without limiting the generality of the preceding sentence, the Sellers make no representation or warranty whatsoever with respect to any projections and other forecasts (including the reasonableness of the assumptions underlying such projections and other forecasts).  THE BUYER ACKNOWLEDGES AND AGREES THAT THE BUYER HAS NOT RELIED, AND IS NOT RELYING, AND WILL NOT ASSERT THAT IT IS RELYING, UPON ANY STATEMENT, WARRANTY OR REPRESENTATION (WHETHER WRITTEN OR ORAL) NOT EXPRESSLY MADE IN THIS AGREEMENT (AS QUALIFIED BY THE DISCLOSURE SCHEDULES).

Article V
Post-Closing Covenants

The Parties agree as follows with respect to the period following the Closing:

5.1General

.  In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, including any notifications to Governmental Authorities of the Transaction contemplated by this Agreement (or any actions requiring the furnishing of information required under the Hart-Scott-Rodino Antitrust Improvement Act, if deemed necessary), each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification for such action under Article VII below).  Promptly following the Closing, the Sellers shall assist the Buyer and the Companies in their efforts to obtain each of the consents required under Section 4.3 and listed in Section 4.3 of the Disclosure Schedule.  Each of the Sellers acknowledges and agrees that from and after the Closing, the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Companies.

5.2Litigation Support

.

(a)In the event and for so long as any Party actively is contesting or defending against any Litigation in connection with: (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Companies, including, but not limited to any of the above as it may relate to a [****] forgiveness application or an audit related to the [****], each of the other Parties will cooperate with it and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be advisable in the opinion of the defending Party required by the Party in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification under Article VII below).

(b)Notwithstanding the above, and except as set forth in Article VII below, after the Closing: (i) the Buyer shall have sole control of the Litigation and any Proceedings or negotiations with any Governmental Authority in connection with the Litigation, including, but not limited to, all aspects of the prosecution and defense of claims in such Litigation and/or Proceeding and the settlement of such Litigation and/or Proceeding and (ii) the Sellers shall have no right to assume any role related to the Litigation.

5.3Transition

.  The Sellers shall cooperate with the Buyer after the Closing to ensure the orderly transition of the ownership and control of the Companies to the Buyer and to minimize any disruption to the business of the Companies that might result from the transactions contemplated hereby. Each of the Sellers will refer all customer inquiries relating to the business of the Companies to the Buyer from and for a period of five years after the Closing.

5.4Confidentiality

.  For a period of five years from and after the Closing Date, each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information that are its possession.  In the event that any of the Sellers is requested or required pursuant to written or oral question or request for information or documents in any Proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, the Sellers will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.4.  If, in the absence of a protective order or the receipt of a waiver under this Agreement, any of the Sellers is compelled to disclose any Confidential Information to any court or tribunal or else stand liable for contempt, the Sellers may disclose the Confidential Information to the court or tribunal; provided, however, that the Sellers shall use reasonable commercial efforts to obtain, at the reasonable request and expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

5.5Covenant Not to Compete

.  For a period of five years from and after the Closing Date, none of the Sellers nor any of their Affiliates shall engage directly or indirectly in the United States and Canada in any business that any of the Companies or the Buyer conducts as of the Closing Date; provided, however, that (a) no owner of less than 5% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason of such ownership in its business, and (b) Pretasky, MJPJ Trust, MJPJ and Ellerbrock may own, lease and operate any real estate (including a marina) that is currently owned by the Sellers or any of their Affiliates that is not subject after the Closing to a valid, continuing lease to the Buyer, so long as Pretasky, MJPJ Trust, MJPJ and Ellerbrock do not own or operate a business at such real estate that sells, brokers, services, or offers financial services for new or used boats, trailers or related parts or accessories for a period of five years from and after the Closing Date; provided, that if an Affiliate Real Property Lease is terminated as a result of a default on the part of the Buyer under such Affiliate Real Property Lease, then Pretasky, MJPJ Trust, MJPJ and Ellerbrock may lease such Affiliate Real Property to an unrelated third party that sells, brokers, services, or offers financial services for new or used boats, trailers or related parts or accessories so long at Pretasky, MJPJ Trust, MJPJ and Ellerbrock do not hold any ownership interests in such unrelated third party and are not engaged in the management of such unrelated third party. Notwithstanding the above, if the final judgment of a court of competent jurisdiction or an arbitration panel declares that any term or provision of this Section 5.5 is invalid or unenforceable, the Parties agree that the court or arbitration panel making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

5.6Non-Solicitation

.  For a period of five years from and after the Closing Date, none of the Sellers nor any of their Affiliates will directly or indirectly, hire any employee, agent, broker or independent contractor of the Companies.  For a period of five years from and after the Closing Date, none of the Sellers nor any of their Affiliates will, directly or indirectly: (i) solicit, induce, or encourage any employee, agent, or independent contractor retained by any of the Companies and/or their Affiliates to cease rendering services to the Companies and/or their Affiliates (it being understood that a general advertisement seeking employees which is not specifically directed at the Companies’ business or their employees shall not be deemed a solicitation pursuant to this clause); (ii) solicit, induce, or encourage any employee of any of the Companies and/or their Affiliates to render services to any business that is similar to any business conducted by any of the Companies; (iii) solicit, induce, or encourage any supplier or prospective supplier of services or products to cease to supply such services or products to any of the Companies or their Affiliates or to alter the terms pursuant to which such services or products were supplied to any of the Companies and/or their Affiliates immediately prior to the Closing Date; or (iv) solicit, induce or encourage any customer or prospective customer of any of the Companies to cease being a customer of the Companies or their Affiliates or to alter the terms pursuant to which any of the Companies and/or their Affiliates provided products and services to such customer or prospective customer immediately prior to the Closing Date.

5.7Sellers Release

.  Effective as of the Closing Date and to the extent permitted by Applicable Law, each of the Sellers does for itself, himself or herself, and for its or his Affiliates, partners, members, heirs, beneficiaries, successors and assigns, if any (each a “Releasing Party”), release and absolutely forever discharge the Companies and the Buyer, and their respective Subsidiaries, Affiliates, including, in each case, their respective officers, directors, managers, members, Affiliates, employee and agents (each a “Released Party”) from and against all Released Matters.  “Released Matters” means any and all claims, demands, damages, debts, Liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions, and causes of action of any nature, arising on or prior to the Closing Date, whether now known or unknown, suspected or unsuspected, that such Releasing Party now has, or at any time previously had, or shall or may have in the future, as a stockholder, equity holder, principal, officer, director, contractor, consultant or employee of any of the Companies (including, without limitation, any claims pursuant to any statutory or other indemnity obligations of the Companies to the Sellers as directors or officers of the Companies), arising by virtue of or in any manner related to any actions or inactions with respect to any of the Companies or their respective affairs on or before the Closing Date; provided that Released Matters shall not include any rights or obligations arising under this Agreement, all other agreements contemplated by this Agreement or the transactions contemplated by this Agreement or any rights or obligations under earned but unpaid compensation and benefits provided under the Employee Benefit Plans in accordance with their terms or rights under any director’s and officer’s liability insurance policies relating to the period prior to the Closing Date or pursuant to any tail policy relating thereto purchased by the Sellers.  It is the intention of the Releasing Parties in executing this release, and in giving and receiving the consideration called for under this Agreement, that the release contained in this Section 5.7 shall be effective as a full and final accord and satisfaction and general release of and from all Released Matters and the final resolution by such Releasing Parties and the Released Parties of all Released Matters.  Notwithstanding anything in this Agreement or otherwise to the contrary, the release contained in this Section 5.7  will not be effective so as to benefit a particular Released Party in connection with any matter or event that would otherwise constitute a Released Matter, but involved fraud or the breach of any Applicable Law on the party of such Released Party.  The invalidity or unenforceability of any part of this Section 5.7 shall not affect the validity or enforceability of the remainder of this Section 5.7, which shall remain in full force and effect.  Each Releasing Party represents and warrants that it, he or she, as applicable, has not knowingly assigned or transferred or purported to assign or transfer to any Person any Released Matters.

5.8Company Books and Records

.  Each of the Sellers shall deliver to the Buyer within fourteen days after the Closing each of the relevant Companies’ Organizational Documents, the original minute book (containing the records of meetings of the stockholders, members, board of directors, managers and any committees of the board of directors (or their equivalents)), the stock certificate or membership interest book, and the stock or membership interest record book of each of the Companies.  The Sellers may, after the Closing, retain copies of any books and records of the Companies, including books and records stored on computer disks or any other storage medium, as the Sellers are reasonably likely to need to meet accounting, auditing and Tax requirements.  Upon reasonable notice and request by any of the Sellers, the Buyer, during normal business hours, shall: (i) make the employees of the Companies available to the Sellers at such employees’ normal business location(s) and during such employees’ normal business hours and (ii) permit the Sellers to examine, copy and make extracts from all book and records of the Companies, all without cost, surcharge or expense to the Sellers other than reasonable copy charges, in each case as is reasonably necessary in connection with any accounting, auditing or Tax requirements.

5.9Personnel

.  Following the Closing Date, the Buyer will, or will cause one of its Affiliates to, continue to provide the employees who are employed by the Companies (or one of their Affiliates) in the business of the Companies as of immediately prior to the Closing and who remain employed by the Companies in the business of the Companies after the Closing (who, for the avoidance of doubt, will be employed at-will) with (i) total cash compensation, including base salary or wages and bonus opportunity, that is no less favorable in than total cash compensation opportunity immediately prior to the Closing Date and (ii) employee benefits that are consistent with employee benefits offered by the Buyer at its other locations.  With respect to any employee benefit plan sponsored by the Buyer or any other Affiliate of the Buyer, the Buyer will, and will cause its Affiliates to: (A) allow immediate participation by all employees of the Companies as long as such employees have met the minimum tenures (as stated in the Buyer’s and its Affiliates’ plan documents) with the Companies as of the Closing Date, (B) waive all pre-existing condition exclusions or limitations and waiting periods with respect to participation and coverage requirements, (C) to the extent feasible, provide credit for any co-payments, co-insurance and deductibles paid by such employees with respect to any Employee Benefit Plan prior to becoming eligible to participate in any such analogous employee benefit plan in satisfying any applicable deductible or out-of-pocket maximum requirements under such analogous employee benefit plan during the plan year in which such participation begins, and (D) recognize all continuous service with the Company and its Predecessors for all purposes (except to the extent such service recognition would result in a duplication of benefits). Notwithstanding the above, nothing in this Section 5.9 will, after the Closing Date, impose on Buyer any obligation to retain any employee in its employment for any amount of time.

5.10[****]

.  In the event that any of the [****] for the Companies is forgiven by the [****] and First Midwest Bank does not return the [****] directly to the Sellers, the Buyer agrees to promptly remit such amounts of the [****] actually received from First Midwest Bank to SM Holdings (but in any event, within five Business Days of the receipt of such funds).

5.11SSY Corporate Records

.  Promptly following the Closing, the Sellers shall complete the necessary and appropriate clean-up of the corporate records of SSY to the reasonable satisfaction of the Buyer.

Article VI
CLOSING OBLIGATIONS

6.1The Seller’s Obligation

s.  Simultaneously with the execution of this Agreement and the Closing, the Sellers shall deliver to the Buyer:

(a)the stock or membership interest certificates representing all of the Equity of the Companies, endorsed in blank or accompanied by a duly executed assignment document;

(b)a trademark assignment agreement (the “Trademark Assignment Agreement”) transferring the Trademarks from SM Holdings to the Buyer, substantially in the form of Exhibit G attached to this Agreement;

(c)the necessary authorizations, consents, and/or approvals set forth on Annex IV attached to this Agreement;

(d)payoff letters from the holders of Indebtedness identified on Section 4.9 of the Disclosure Schedules (other than the [****] referenced therein) and evidence of having made customary arrangements for such holders of such Indebtedness to deliver all related Lien releases to the Buyer as soon as practicable after the Closing;

(e)acceptance in writing by each of Pretasky and MJPJ of the Buyer’s offers of employment or consulting;

(f)the resignations, effective immediately, of each director and officer of the Companies of his, her or its directorship and officership (but not his, her or its employment);

(g)two copies of a USB or similar electronic storage containing all of the information uploaded to the Data Room and made available to the Buyer by the Sellers and the Companies prior to the Closing Date;

(h)the Affiliate Real Property Leases executed by each Affiliate Real Property Owner for the corresponding Affiliate Real Property;

(i)the Escrow Agreement, duly executed by the Sellers;

(j)a (i) copy of the Organizational Documents of each of the Companies certified by the Secretary of State of the state of incorporation or formation of each of the Companies and (ii) certificate of good standing, active status (or the equivalent) for each of the Companies issued by the relevant Secretary of State (or the equivalent) of the state of incorporation or formation of each of the Companies and of the states in which each Company is qualified to do business, in each case, dated within ten days prior to the Closing Date;

(k)a certificate signed by the secretary or manager of each of the Companies certifying as to the Organizational Documents of such Company and that such Organizational Documents have not been rescinded or modified and remain in full force and effect as of the Closing Date;

(l)a certificate signed by the secretary or manager of such Seller certifying: (i) the resolutions of the board of directors, managers or other authorizing body (or a duly authorized committee of such authorizing body) of such Seller authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement and that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date; and (ii) incumbency and signatures of the officers of such Seller executing this Agreement or any other agreement contemplated by this Agreement; and

(m)(i) a properly completed IRS Form W-9; (ii) a Certificate of Non-Foreign Status in accordance with Treasury Regulations Section 1.1445-2(b)(2) executed on behalf of each Seller; and (iii) such other Tax forms as reasonably requested by the Buyer.

6.2The Buyer’s Obligation

s.  Simultaneously with the execution of this Agreement and the Closing, the Buyer shall deliver to the Sellers:

(a)the Trademark Assignment Agreement, duly executed by the Buyer;

(b)a copy of the finalized and bound R&W Insurance Policy;

(c)the Affiliate Real Property Leases executed by the Companies for the corresponding Affiliate Real Property; and

(d)the Escrow Agreement, duly executed by the Buyer and the Escrow Agent.

Article VII
Remedies for Breaches of this Agreement

7.1Survival of Representations and Warranties

.

(a)All of the representations and warranties of the Parties contained in Article III and Article IV of this Agreement shall survive the Closing under this Agreement (even if the damaged

Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of eighteen (18) months, other than: (i) the representations and warranties of the Sellers contained in Section 3.1 (the “Sellers’ Representations and Warranties” representation), the representations and warranties of the Buyer contained in Section 3.2 (the “Buyer’s Representations and Warranties” representation), Section 4.1 (the “Organization, Qualification and Corporate Power” representation), Section 4.2 (the “Capitalization” representation), Section 4.4 (the “Brokers’ Fees” representation), Section 4.9 (the “Undisclosed Liabilities; Indebtedness” representation), Section 4.11 (the “Tax Matters” representation) Section 4.21 (the “Employee Benefits” representation), and 4.23 (the “Environmental, Health and Safety Matters” representation) above (such representations and warranties described in clause (i), collectively referred to in this Agreement as the “Specified Representations”) which shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing)  and continue in full force and effect for a period of six (6) years; and (ii) fraud and criminal misconduct which shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing) without limitation.  The covenants and agreements contained in this Agreement, outside of Article III and Article IV above, to be performed or complied with on or after the Closing will survive until the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers). All of the covenants contained in Article V shall survive the Closing under this Agreement and continue in full force and effect for five (5) years.  No Indemnified Party shall be indemnified under this Article VII for any liability for breach of a representation, warranty or covenants unless the Sellers or the Buyer, as applicable, is given written notice from such Buyer Indemnitee or Seller Indemnitee asserting a claim on or before the expiration date of the survival period for a representation, warranty and covenant.

(b)Notwithstanding anything in this Agreement to the contrary, (i) if written notice of any claim for indemnification under this Agreement has been delivered in accordance with this Agreement prior to the expiration of time between the Closing Date and the survival period date, as set forth in this Section 7.1 for such representation, warranty or covenant upon which such claim is based, the relevant representation, warranty or covenant shall not expire with respect to such claim, and such claim may be pursued, until the final resolution of such claim in accordance with the provisions of this Article VII, (ii) in no case shall the expiration of the applicable survival period for any representations, warranties and/or covenants affect or apply to any claim based on fraud; and (iii) the survival periods set forth in this Section 7.1 shall not affect or otherwise limit any claim made or available under the R&W Insurance Policy.  For purposes of this Article VII, “fraud” means actual fraud committed in the making of the representations, warranties and covenants of this Agreement.

7.2Indemnification Provisions for the Buyer’s Benefit

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(a)The Sellers shall be obligated, severally and not jointly (based on their Pro Rata Percentages), to indemnify the Buyer and/or its officers, directors, shareholders, members, employees, representatives, advisors, Affiliates (including the Companies) and/or agents (each a “Buyer Indemnitee”) from and against the entirety of any Adverse Consequences the Buyer Indemnitee incurs, whether or not arising out of a third-party claim, through and after the date of the claim for indemnification (including any Adverse Consequences any Buyer Indemnitee may suffer after the end of any applicable survival period; provided, that an indemnification claim with respect to such matter is made pursuant to Section 7.1 prior to the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by: (i) any breach (in the event any third party alleges facts that, if true, would be because the Sellers have breached or the alleged breach) by any of the Sellers of any of its representations and warranties contained in this Agreement, or made any misrepresentation or inaccuracy in its representations and warranties; provided, however, that in the event the Buyer elects to consummate the transactions contemplated herein notwithstanding that one or more of the consents required under Section 4.3 and listed in Section 4.3 of the Disclosure Schedule has not been obtained as of the Closing, the Buyer shall not be entitled to indemnification from the Sellers under this Section 7.2(a)(i) for a breach of any representation or warranty in Section 3.1(c) or Section 4.3 to the extent related to not obtaining such consent prior to Closing; or (ii) any breach by any of the Sellers of any of its covenants or agreements contained in this Agreement, including without limitation, the Sellers’ obligation to make payments of certain Taxes pursuant to Section 8.2.

(b)The Sellers shall be obligated, severally and not jointly (based on their Pro Rata Percentages), to indemnify each Buyer Indemnitee from and against the entirety of any Adverse Consequences Buyer Indemnitee may suffer resulting from, arising out of, incurred with respect to, relating to, in the nature of, or caused by: (i) any Indebtedness of any of the Companies that is outstanding as of immediately prior to the Closing and is not paid on or before the Closing; (ii) the Sellers’ application for the [****], application for forgiveness of the [****] and use of the [****], including, but not limited to, any costs, expenses, Proceedings, criminal or civil liabilities and/or penalties that may result; (iii) any Company Expenses that are not taken into account in the determination of the Final Purchase Price; and (iv) any claims, damages and costs arising from any non-compliance with Applicable Privacy Laws that is disclosed in Section 4.13(g) of the Disclosure Schedule as of the Closing Date, including, without limitation, costs associated with achieving compliance, as well as any third party claims and regulatory investigations, including any associated damages or amounts paid in settlement (including court costs and reasonable attorneys’ fees) that arise from or relate to the disclosures in Section 4.13(g) of the Disclosure Schedule (and for the avoidance of doubt, notwithstanding any provision in this Agreement to the contrary, to the extent there exists any non-compliance with Applicable Privacy Laws that is disclosed to the Buyer in the Disclosure Schedule (and therefore excluded from coverage under the R&W Insurance Policy by its terms), the Buyer shall not be required to pursue recovery from the R&W Policy before proceeding against the Sellers).

(c)Each Buyer Indemnitee’s right to indemnity shall in no way be limited by (i) any inspection, survey, audit and access to the books and records of the Companies that the Buyer may directly or through its representatives have conducted prior to the Closing Date; or (ii) the knowledge of the Buyer as of the Closing Date of the existence of facts, events, omissions or documents which may be in breach of any representations and warranties or covenants and agreements or in any event give rise to an indemnification commitment of the Sellers.

(d)Notwithstanding anything provided in this Agreement to the contrary, the indemnification obligations of the Sellers pursuant to this Section 7.2 shall be limited as follows:

(i)  no Adverse Consequences shall be payable under Section 7.2(a)(i) until the total of such Adverse Consequences exceeds an amount equal to the Seller Deductible,

and then only Adverse Consequences in excess of the Seller Deductible shall be payable; provided, however, that the above limitation shall not apply in the case of fraud or any breach of any of the Specified Representations;

(ii)  the Sellers’ aggregate Liability for all indemnification under Section 7.2(a)(i) shall be limited to, and shall not exceed, an amount equal to the Seller Cap; provided, however, that the above limitation shall not apply in the case of fraud or any breach of any of the Specified Representations; and

(iii)notwithstanding the above, in no event will the Sellers be liable for Adverse Consequences exceeding the proceeds received by the Sellers under this Agreement; and

(iv)subject to the other limitations, conditions and restrictions of this Article VII, the sole recourse and exclusive remedy of the Buyer Indemnitees with respect to claims for indemnification for Adverse Consequences pursuant to Section 7.2(a)(i) shall be (A) first, during the period during which the Escrow Agreement remains in effect, be satisfied from the Escrow Amount (if and to the extent funds are available) pursuant to the terms and conditions of the Escrow Agreement, and (B) then second, to the extent that any such obligation is not able to be satisfied in full from the Escrow Amount, be satisfied, without duplication, from the R&W Insurance Policy; provided however, that if and to the extent Adverse Consequences arising pursuant to Section 7.2(a)(i) are the result of (a) fraud or criminal misconduct by the Sellers in the making of the representations and warranties contained in Section 3.1 or Article IV or (b) a breach of the Specified Representations, then, subject to the other limitations, conditions and restrictions set forth in this Article VII, (x) (1) in respect of fraud or criminal misconduct in the making of representation and warranties contained in Article IV and (2) in respect of a breach of the Specified Representations (other than Sections 3.1(a)-(e)), the Sellers may be responsible, severally and not jointly (based on their Pro Rata Percentages), for the amount of such Adverse Consequences that are less than the retention under the Representation and Warranty Policy then in effect (e.g. subject to reduction of such retention following any “drop-down date”) and the amount of such Adverse Consequences that exceed the then-existing coverage under the R&W Insurance Policy (if any), and (y) (1) in respect of fraud or criminal misconduct in the making of representation and warranties by any Seller in Section 3.1 and (2) in respect of a breach of the Specified Representations in Sections 3.1(a)-(e), the applicable Seller (and no other Seller(s)) may be responsible for the amount of such Adverse Consequences that are less than the retention under the R&W Insurance Policy then in effect (e.g. subject to reduction of such retention following any “drop-down date”) and the amount of such Adverse Consequences that exceed the then-existing coverage under the R&W Insurance Policy (if any).

(e)The provisions in Section 7.2(c) above are not applicable to, and shall not in any way limit, claims under the R&W Insurance Policy, except as and to the extent expressly set forth in the R&W Insurance Policy.

(f)With respect to any matter covered by this Article VII, any indemnification claim shall be net of any insurance proceeds actually received by the Indemnified Party (net of any deductible amounts and reasonable costs of collection and any increase in premiums in connection therewith), and, to the extent that insurance proceeds are collected by the Indemnified Party after an indemnification claim has been settled or finally determined, the Indemnified Party shall reimburse the Indemnifying Party for any and all Adverse Consequences paid by the Indemnifying Party to the Indemnified Party pursuant to this Agreement to the extent such amount is subsequently paid to the Indemnified Party by any Person other than the Indemnifying Party.

(g)Notwithstanding anything contained in this Agreement to the contrary, (a) the Buyer Indemnitees may not recover duplicative Adverse Consequences in respect of a single set of facts or circumstances under more than one warranty, representation or covenant in this Agreement whether such facts or circumstances would give rise to a breach of more than one warranty, representation or covenant in this Agreement, and (b) the Buyer Indemnitees may not assert any claim under Article VII for any Adverse Consequences to the extent such item was actually included in the Net Working Capital, the Indebtedness or the Company Expenses, in each case, in the calculation of the Final Purchase Price, as determined pursuant to Section 2.4.  In no event may a Buyer Indemnified Party have a “double recovery” from both the Sellers and the R&W Insurance Policy with respect to the same Adverse Consequences.

(h)The Indemnified Party shall use commercially reasonable efforts within its control to mitigate any Adverse Consequences or potential Adverse Consequences after any event which would reasonably be expected to give rise to any Adverse Consequence.

(i)The Buyer’s and the Sellers’ sole remedy for any and all claims with respect to the transactions contemplated by this Agreement (other than with respect to fraud, criminal misconduct, Sections 5.4, 5.5 and 5.6 and Article VIII) shall be the indemnity set forth in this Article VII, and none of the Buyer Indemnitees or the Seller Indemnitees shall have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, against the other party with respect to the transactions contemplated by this Agreement, all of such remedies, entitlements and recourse being expressly waived by the parties hereto to the fullest extent permitted by Applicable Law. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall affect the ability of the Buyer to make any claim under the R&W Insurance Policy.

(j)For purposes of determining the amount of Adverse Consequences resulting from any misrepresentation or breach of a representation or warranty and for purposes of determining whether there has been any misrepresentation or breach of a representation or warranty, all representations and warranties set forth in this Agreement, that are qualified by reference to “material,” “materially,” “Material Adverse Effect or Change” or any similar term shall be deemed to have been made without giving effect to such materiality qualifiers.

(k)The Sellers shall not have any right of contribution against any Company with respect to any breach by the Sellers of any of their respective representations, warranties, covenants or agreements.

(l)Pretasky and MJPJ shall be obligated, jointly and severally, to indemnify each Buyer Indemnitee from and against the entirety of any Adverse Consequences the Buyer Indemnitee may suffer resulting from, arising out of, relating to any claim made by any former owner (other than the Sellers) of membership interests or other equity securities of SSY or SSY’s Predecessor, Criterion Holdings, LLC, relating to any purchase or sale or other transfer of such membership interests or other equity securities, allocation of profits and losses in connection with such membership interests or other equity interests or any distribution made or to have been made with respect to such membership interests or other equity securities.

7.3R&W Insurance

.  The Sellers shall use reasonable commercial efforts to assist and fully cooperate with the Buyer in connection with any claim by the Buyer under, or recovery by the Buyer with respect to, the R&W Insurance Policy.  Following the Closing, the Buyer shall not modify or amend the R&W Insurance Policy’s subrogation or third-party beneficiary provisions to the extent benefitting the Sellers.

7.4Indemnification Provisions for the Sellers’ Benefit

.  The Buyer shall be obligated to indemnify the Sellers and/or their respective officers, directors, employees, representatives, advisors, Affiliates and/or agents (each a “Seller Indemnitee”) from and against the entirety of any Adverse Consequences that such Seller Indemnitee suffered through and after the date of the claim for indemnification (including any Adverse Consequences that such Seller Indemnitee suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by: (i) any breach (in the event any third party alleges facts that, if true, would be because the Buyer had breached or the alleged breach) by the Buyer of any of its representations and warranties contained in this Agreement, or made any misrepresentation or inaccuracy in its representations and warranties; or (ii) any breach by the Buyer of any of its covenants or agreements contained in this Agreement.

7.5Matters Involving Third Parties

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(a)If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article VII, then the Indemnified Party shall promptly notify each Indemnifying Party of the Third-Party Claim in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation under this Agreement unless (and then solely to the extent) the Indemnifying Party is actually and materially prejudiced by such delay.

(b)Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as: (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the Adverse Consequences, subject to the limitations (if any) under this Article VII, the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim; (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party has and will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations under this Agreement; (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief; (D) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be adverse to the continuing business interests or the reputation of the Indemnified Party; (E) the Third-Party Claim does not relate to or arise in connection with any Proceeding (other than any non-criminal Tax Proceeding with respect to a Pre-Closing Tax Period that is not a Straddle Period); (F) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently; (G) the assumption of the defense by the Indemnifying Party is not reasonably likely to cause a Buyer Indemnitee to lose coverage under the R&W Insurance Policy; (H) a Buyer Indemnitee or the insurer is not required to assume the defense of such Third-Party Claim pursuant to the R&W Insurance Policy; or (I) the insurer of the R&W Insurance Policy and the Buyer have not confirmed in writing that the applicable Adverse Consequences will be fully covered other than by the Sellers.

(c)So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 7.5(b) above: (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim; (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld) and the consent of the insurer under the R&W Insurance Policy; and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld; provided that the Indemnified Party may withhold consent if such consent would require the Indemnified Party to admit fraud, intentional wrongdoing or a violation of Applicable Law or impose any restriction on the business of the Indemnified Party).

(d)In the event any of the conditions in Section 7.5(b) above is or becomes unsatisfied, however: (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim if it acts reasonably and in good faith upon fifteen (15) days’ prior written notice (if possible) to the Indemnifying Party (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party); (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third-Party Claim (including attorneys’ fees and expenses at all levels of Proceedings); and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, incurred with respect to, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article VII.

(e)Notwithstanding anything to the contrary in this Section 7.5, the control of the defense of any Third-Party Claim for which a Buyer Indemnitee may seek recovery under the R&W Insurance Policy shall be subject to the provisions of the R&W Insurance Policy.

7.6Direct Claims

.  An Indemnified Party shall, as promptly as is reasonably practicable after becoming aware of any Adverse Consequences, obligations, or facts, in each case, with respect to any matter which has or could reasonably be expected to give rise to a claim for indemnification under this Article VII and not involving a Third-Party Claim, provide prompt written notice to the Indemnifying Party under this Agreement describing the subject matter of such claim or demand; provided, however, that no delay on the part of such Indemnified Party in notifying an Indemnifying Party shall relieve the Indemnifying Party from any obligation under this Agreement unless (and then solely to the extent) the Indemnifying Party is actually prejudiced by such delay.

7.7Escrow

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(a)On the Closing Date, the Buyer shall pay to the Escrow Agent the Escrow Amount to be held pursuant to the terms of the Escrow Agreement.

(b)On the date that is eighteen (18) months after the Closing Date (the “Escrow Release Date”), the remaining portion of the Escrow Amount less the aggregate amount claimed by any Buyer Indemnitee pursuant to claims made against such funds in accordance with this Agreement and not fully resolved prior to such date shall be released to the Sellers’ Representative, to be distributed to each Seller in accordance with its Pro Rata Percentage.  At any time following the Escrow Release Date, to the extent the available portion of the Escrow Amount exceeds the aggregate amount claimed by any Buyer Indemnitee pursuant to claims for indemnification under this Agreement and not fully resolved prior to the time of determination, such excess shall be promptly released to the Sellers.

(c)The Buyer and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any distributions from the Escrow Account provided for in this Agreement.

7.8[****]

.  On the Closing Date, the Buyer shall retain the [****] Amount. The Parties agree that if, within ninety (90) days after the Closing, [****], a division of [****], fails to consent to the change of control contemplated by this Agreement or terminates any of the dealer agreements with the Companies listed on Schedule 7.8(a) (the “[****]”) for any geographic regions set forth on Schedule 7.8(b) (the “Regions”) for any reason other than any action or inaction by the Buyer (excluding the Transaction), the [****] Amount per Region (up to the full [****] Amount).  If, after ninety (90) days after the Closing, [****] has consented to the change of control contemplated by this Agreement and has not terminated any of the [****] Dealer Agreements for the Regions, the Buyer shall release the [****] Amount (less any amounts retained by the Buyer pursuant to this Section 7.8) to the Sellers in accordance with the Pro Rata Percentages.

7.9[****]

.  On the Closing Date, the Buyer shall retain the [****] Amount. The Parties agree that if the [****] n/k/a [****] (“[****]”) consents to a sublease between Skipper Real Estate Holdings, Inc., a Wisconsin corporation (“SREH”), and SBI pursuant to the [****] Leases for the premises located at [****], [****] and [****] ([****]”) or otherwise agrees in writing to allow SBI to continue to operate in substantially the same manner as the Sellers’ operation of the Companies and upon substantially the same terms as the [****] Leases, including, without limitation, the amount of the lease payments (the “[****]”), the Buyer shall release the [****] to the Sellers promptly after receipt of the [****] Consent in accordance with the Pro Rata Percentages.  The Buyer may keep the [****] Holdback Amount if the [****] has issued a final, non-appealable Order that (i) requires SBI to vacate the [****] or (ii) prevents SBI from continuing to operate in substantially the same manner as the Sellers’ operation of the Companies.  All pre-tax earnings of SBI from the [****] shall be included in the determination of Pre-Tax Earnings of the Companies for purposes of calculating the Earnout Payments pursuant to Section 2.5.

7.10Environmental Indemnification

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(a)The Sellers shall be obligated, severally and not jointly (based on their Pro Rata Percentages), to indemnify each Buyer Indemnitee from and against the entirety of any Adverse

Consequences Buyer Indemnitee may suffer resulting from, arising out of, incurred with respect to, relating to, in the nature of, or caused by any Pre-existing Environmental Condition and any violation of Environmental, Health and Safety Law at the Real Property immediately prior to the Closing Date, whether discovered pre- or post-Closing, except to the extent caused solely by the Buyer after the Closing; provided, however, that if such liability emanates from the Buyer’s operation of the Companies in substantially the same manner as the Sellers’ operation of the Companies and is discovered within 180 days following the Closing, the Sellers shall be solely liable for such liability and the Sellers shall promptly take all commercially reasonable actions at their sole expense as required by any Environmental, Health and Safety Law which regulates such Pre-existing Environmental Condition or violation; provided, however, that if such Pre-existing Environmental Condition and any violation of Environmental, Health and Safety Law at the Real Property is also a breach of a representation or warranty under Article IV, the Buyer shall first be required to pursue recovery for such Adverse Consequences under the R&W Insurance Policy in the manner described under Section 7.2(d)(iv) above, unless such Pre-existing Environmental Condition is disclosed to the Buyer in the Disclosure Schedule (and therefore excluded from coverage under the R&W Insurance Policy by its terms).

(b)Notwithstanding any provision in an Affiliate Real Property Lease, the Sellers covenant not initiate a formal legal action in court or with a Governmental Authority against the Buyer alleging that the Buyer caused Environmental Contamination on the Affiliate Real Property without first providing to Buyer a written opinion under seal from a licensed professional engineer (not an employee of any Seller) that the post-Closing operation of the Real Property appears to have caused or contributed to a release of Hazardous Materials in violation of Environmental, Health and Safety Laws and/or which likely resulted in Environmental Contamination.  In the event Sellers have reason to believe that a violation of Environmental, Health and Safety Laws has occurred or that Environmental Contamination may be present on, in, or under or about the Real Property, Buyer shall cooperate fully in any investigation or evaluation by Sellers, including, without limitation, providing full and timely access to the Real Property and any relevant or potentially relevant books, papers, records, equipment, and/or interviews of employees of Buyer.

Article VIII
TAX MATTERS

The following provisions shall govern the allocation of responsibility as between the Buyer and the Sellers for certain tax matters following the Closing Date:

8.1Tax Returns.

(a)The Sellers’ Representative shall have the exclusive authority and obligation to prepare, or cause to be prepared, all Tax Returns for the Companies for all periods ending on or before the Closing Date, and the appropriate officer of each relevant Company shall sign and timely file the same; provided, however, that (i) the Sellers’ Representative shall provide the Buyer with draft Tax Returns for the relevant Company required to be prepared after the Closing Date by the Sellers’ Representative pursuant to this Section 8.1(a) at least thirty (30) days prior to the due date (or extended due date) for the filing of such Tax Returns, (ii) at least fifteen (15) days prior to the due date for the filing of such Tax Returns, the Buyer shall notify the Sellers’ Representative of the existence of any objections the Buyer may have to any items set forth on such draft Tax Returns, and (iii) if, after consulting in good faith, the Buyer and the Sellers’ Representative are unable to resolve such objection(s), such objection(s) shall be referred to the Independent Accountant for resolution on a basis consistent with the past practices of the relevant Company with respect to such items.  The cost of the Independent Accountant pursuant to this Section 8.1(a) shall be borne 50% by the Sellers and 50% by the Buyer.

(b)Except as provided in Section 8.1(a) above, the Buyer shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the relevant Company for tax periods ending after the Closing Date; provided, however, that (i) the Buyer shall provide the Sellers’ Representative with draft Tax Returns for the relevant Company required to be prepared by the Buyer pursuant to this Section 8.1(b) for a Straddle Period at least thirty (30) days prior to the due date (or extended due date) for filing such Tax Returns, (ii) at least fifteen (15) days prior to the due date for the filing of such Tax Returns, the Sellers’ Representative shall notify the Buyer of the existence of any objection the Sellers’ Representative may have to any items set forth on such draft Tax Returns, and (iii) if, after consulting in good faith, the Buyer and the Sellers’ Representative are unable to resolve such objection(s), such objection(s) shall be referred to the Independent Accountant for resolution on a basis consistent with the past practices of the relevant Company with respect to such items.  The cost of the Independent Accountant pursuant to this Section 8.1(b) shall be borne fifty percent by the Sellers and fifty percent by the Buyer.  The Buyer shall prepare all Tax Returns for Straddle Periods on a basis consistent with past practices of the relevant Company, except to the extent otherwise required by Applicable Law.

8.2Payment of Taxes.

(a)Each Seller shall be responsible and liable for the timely payment of its pro rata share of any and all Taxes for any Pre-Closing Tax Period with respect to the properties, income and operations of the Companies.  The Sellers shall not be liable for Taxes that are Excluded Taxes.  Each Seller shall pay to the Buyer its pro rata share of the amount of any Taxes allocated to the Sellers pursuant to this Section 8.2(a) or Section 8.2(b) below (to the extent not already paid by the Sellers on or prior to five (5) Business Days prior to the due date of such Taxes).

(b)All Taxes (other than Excluded Taxes) with respect to the income, property or operations of the Company that relate to a Straddle Period shall be apportioned between the Sellers and the Buyer as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per diem basis, based on the number of days in the Pre-Closing Tax Period and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the relevant Company as though the taxable year of the relevant Company terminated at 11:59 p.m. local time on the Closing Date.

8.3Cooperation on Tax Matters.

(a)The Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Article VIII and any Proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.  The Buyer and the Sellers agree: (A) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning on or before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Sellers, any extensions) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority; and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Buyer or the Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(b)The Buyer and the Sellers further agree, upon request, to use their reasonable commercial efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transaction).

(c)The Buyer and the Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code Section 6043 (or any corresponding provision of state, local or non-U.S. Tax law), or Code Section 6043A (or any corresponding provision of state, local or non-U.S. Tax law), or Treasury Regulations promulgated under such Sections (or any corresponding provision of state, local or non-U.S. Applicable Law).

8.4Tax-Sharing Agreements.

All tax-sharing agreements or similar agreements with respect to or involving the Companies shall be terminated as of the Closing Date and, after the Closing Date, the Companies shall not be bound by such agreements or have any Liability under such agreements.

8.5Certain Taxes and Fees.

All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transaction (collectively, the “Transfer Taxes”) shall be paid 50% by the Buyer and 50% by the Sellers when due, and the Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by Applicable Law, the Sellers will join in the execution of any such Tax Returns and other documentation. Any such Transfer Taxes that were taken into account as Company Expenses in determining the Final Purchase Price shall be treated as having been paid by the Sellers for purposes of this Section 8.5.

8.6Tax Treatment of Transactions.

The Parties agree that the purchase by the Buyer of all of the issued and outstanding equity interests of a qualified subchapter S subsidiary or a limited liability company that is a disregarded entity for income Tax purposes shall be treated as a purchase of assets by the Buyer for income Tax purposes.

8.7Refunds

.  The Sellers shall be entitled to receive any refunds of Taxes for any Pre-Closing Tax Period, whether received by the Buyer, the Companies, or any of their respective Affiliates, and whether received in the form of a refund, offset, credit, receipt of payment, or otherwise, along with any interest paid with respect thereto by the relevant Governmental

Authority (a “Tax Refund”), unless such Tax Refund was specifically reflected as an asset within Net Working Capital or is with respect to a Tax paid by the Buyer, the Companies or their respective Affiliates after the Closing and was not an Excluded Tax.  The Buyer, the Companies, and their respective Affiliates shall cause any Tax Refunds to be paid promptly to the appropriate Sellers.  In the case of any Straddle Period, the amount of Tax Refunds to which the appropriate Sellers are entitled shall be determined in the same manner as Taxes are allocated to the Sellers with respect to such Straddle Period under Section 8.2(b).  The Buyer, the Companies, and their respective Affiliates shall promptly execute such documents, take commercially reasonable additional actions, and otherwise reasonably cooperate as may be necessary to perfect their rights in and obtain all Tax Refunds.  Neither the Buyer, the Companies, nor any of their respective Affiliates shall forfeit, fail to collect, or otherwise minimize or delay any Tax Refund.  The Buyer, the Companies, and their respective Affiliates shall provide the Sellers with such assistance or access to records or information as may be reasonably requested in connection with the review of any Tax Return, including the filing of any claim for refund, for purposes of determining the Tax Refunds payable pursuant to this Section 8.7.  The amount of any Tax liabilities included in the Net Working Capital that are not actually paid to the relevant Governmental Authority shall be treated as a Tax Refund to which this Section 8.7 applies. The amount of a Tax Refund shall be reduced by the expenses incurred by the Buyer, the Companies or their respective Affiliates, including any Tax resulting from the receipt of the Tax Refund.

8.8Tax Claims

.  Section 7.5 shall apply to any Tax-related matters that are Third-Party Claims.  For the avoidance of doubt, subject to the qualifications and limitations set forth above in this Section 7.5, the Indemnifying Party will have the right to defend the Indemnified Party against any Third-Party Claim that is a Tax Proceeding.

8.9Prohibited Actions

.  Unless otherwise required by Applicable Law (in which case, the Buyer shall give the Sellers 30 days’ notice), without first obtaining the prior written consent of the Sellers’ Representative (such consent not to be unreasonably withheld or delayed), after the Closing, neither the Buyer, the Companies, nor their respective Affiliates shall (i) file, re-file, supplement, or amend any Tax Return of any Company for any Pre-Closing Tax Period; (ii) file any voluntary disclosure agreement, participate in any arrangement similar to a voluntary disclosure agreement, or voluntarily approach any taxing authority regarding any Taxes or Tax Returns of any Company for any Pre-Closing Tax Period; or (iii) take any other action relating to Taxes that could reasonably be expected to create a Tax liability for the Sellers with respect to a Pre-Closing Tax Period.

8.10Post-Closing Tax Filings

.  Except as otherwise provided in Section 8.1(a) with respect to Straddle Periods, the Buyer acknowledges and agrees that it is responsible for making its own determinations with respect to Tax filings after Closing and it shall not rely on the pre-Closing practices of any Seller (and/or any Affiliate thereof) or any Company with respect to such filings, nor shall it be bound by such pre-Closing practices of any Seller.

8.11Transaction Deductions

.  The Buyer and the Sellers shall each be allocated the income Tax deduction attributable to any transaction expense for which each party bears the economic detriment, except to the extent otherwise required by Applicable Law.

Article IX
APPOINTMENT OF SELLERS’ REPRESENTATIVE

9.1Appointment

.  By virtue of the execution of this Agreement, each Seller (a) appoints, as of the Closing Date, the Sellers’ Representative, as his, her or its true and lawful agent and attorney-in-fact to: (i) direct the Escrow Agent regarding how to distribute any amounts released from the Escrow Account; (ii) give and receive notices and communications to or from the Buyer and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated by this Agreement or the Escrow Agreement; (iii) authorize deliveries to the Buyer of cash and/or cash equivalents from the Escrow Amount in satisfaction of claims asserted by Buyer (including by not objecting to claims); (iv) object to any claims by the Buyer in respect of payment from the Escrow Amount; (v) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; (vi) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to any other claim by the Buyer against any such Seller or by any such Seller against the Buyer or any dispute between the Buyer and any such Seller, in each case relating to this Agreement, the Escrow Agreement, or the transactions contemplated by this Agreement or the Escrow Agreement;; and (vii) take all other actions necessary or appropriate in the judgment of the Sellers’ Representative in connection with any transaction contemplated under this Agreement or for the accomplishment of the above, in each case without having to seek or obtain the consent of any Person under any circumstance (clauses (i) through (vii), collectively, the “Sellers’ Representative Actions”) and (b) consents to the removal and replacement of the Sellers’ Representative pursuant to Section 9.3 below.  The appointment of the Sellers’ Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person, including the Buyer and its Affiliates, may conclusively and absolutely rely, without inquiry, upon any action of the Sellers’ Representative as the act of each Seller in all matters referred to in this Agreement, and any such Person shall have no liability for any action taken (or not taken) in reliance upon any action or instruction of the Sellers’ Representative. Without limiting the generality or effect of the above, any claims or disputes between or among the Buyer, the Sellers’ Representative and/or any one or more Sellers relating to this Agreement or the Escrow Agreement or the transactions contemplated by this Agreement or the Escrow Agreement shall, in the case of any claim or dispute asserted by or against or involving any such Seller (other than any claim against or dispute with the Sellers’ Representative), be asserted or otherwise addressed solely by the Sellers’ Representative on behalf of such Seller (and not by such Seller acting on its own behalf).  The Sellers’ Representative shall have no liability to the Sellers or their respective Affiliates for any actions or omissions taken or suffered in good faith in his capacity as the Sellers’ Representative.  The Sellers shall reimburse the Sellers’ Representative for all Adverse Consequences, including out-of-pocket expenses, incurred in connection with his duties and obligations as the Sellers’ Representative hereunder, including, without limitation, all Adverse Consequences incurred in connection with the duties and obligations set forth in this Article IX.

9.2Acceptance

.  Michael J. Pretasky, Jr. accepts his appointment as the Sellers’ Representative.

9.3Replacement

. The Person serving as the Sellers’ Representative may be replaced from time to time by Sellers upon not less than ten days’ prior written notice to the Buyer.

9.4Communications

. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Sellers’ Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, all of the Sellers and shall be final, binding and conclusive upon each such Seller; and the Buyer and the Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Seller.  The Buyer and the Escrow Agent are relieved from any Liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Sellers’ Representative.

Article X
MISCELLANEOUS

10.1Press Releases and Public Announcements

.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Sellers; provided, however, the Buyer may make any public disclosure it believes in good faith is required by Applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the Buyer will use its reasonable commercial efforts to advise the other Parties prior to making the disclosure).

10.2No Third-Party Beneficiaries

. This Agreement shall not confer any rights or remedies upon any Person (including the employees of the Company) other than the Parties, the Buyer Indemnitees, the Seller Indemnitees and their respective successors and permitted assigns.

10.3Entire Agreement

. This Agreement (including the documents referred to in this Agreement) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter of this Agreement.

10.4Succession and Assignment

.  This Agreement shall be binding upon and inure to the benefit of the Parties named in this Agreement and their respective successors and permitted assigns.  No Party may assign or delegate either this Agreement or any of his, her or its rights, interests, or obligations under this Agreement without the prior written approval of the Buyer and the Sellers; provided, however, that the Buyer may: (a) assign any or all of its rights and interests under this Agreement to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations under this Agreement (in any or all of which cases the Buyer shall remain responsible for the performance of all of its obligations under this Agreement). Any attempted assignment or delegation of this Agreement or any rights, interests or obligations under this Agreement not in accordance with the terms of this Section 10.4 shall be void.

10.5Counterparts

.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.6Headings

.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7Notices

.  All notices, requests, demands, claims, and other communications under this Agreement shall be in writing.  Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given: (i) when delivered personally to the recipient; (ii) two Business Days after being sent to the recipient by reputable international overnight courier service (charges prepaid); or (iii) one Business Day after being sent to the recipient by facsimile transmission or electronic mail, addressed to the intended recipient as set forth below:

If to the Sellers:

c/o Michael J. Pretasky, Jr.

S38W33768 County Road D

Dousman, WI 53118

Telephone: 414-870-2848

Email: mpretaskyjr@skipperbuds.com

With copies to:

Godfrey & Kahn, S.C.

833 East Michigan Street

Suite 1800

Milwaukee, Wisconsin 53202

USA

Attention: Paul Griepentrog

Telephone: +1 414 287 9218

Facsimile: +1 414 273 5198

Email: pgriepentrog@gklaw.com

If to the Sellers’ Representative:

Michael J. Pretasky, Jr.

S38W33768 County Road D

Dousman, WI 53118

Telephone: 414-870-2848

Email: mpretaskyjr@skipperbuds.com

With copies to:

Godfrey & Kahn, S.C.

833 East Michigan Street

Suite 1800

Milwaukee, Wisconsin 53202

USA

Attention: Paul Griepentrog

Telephone: +1 414 287 9218

Facsimile: +1 414 273 5198

Email: pgriepentrog@gklaw.com

If to the Buyer:

MarineMax, Inc.

2600 McCormick Drive

Suite 200
Clearwater, Florida 33759

USA
Attention: Mike McLamb

                 Manny Alvare
Telephone:  +1 727 531 1700
Facsimile:  +1 727 532 8367

Email: mike.mclamb@marinemax.com

            manny.alvare@marinemax.com

With copies to:

Holland & Knight, LLP
100 North Tampa Street, Suite 4100
Tampa, Florida 33602

USA
Attention:  Robert J. Grammig
Telephone:  +1 813 227 6515
Facsimile:  +1 813 229 0134

Email: robert.grammig@hklaw.com

Any Party may change the address to which notices, requests, demands, claims, and other communications under this Agreement are to be delivered by giving the other Party notice in the manner set forth in this Agreement.

10.8Governing Law

.  This Agreement shall be governed by and construed in accordance with the domestic laws of Wisconsin without giving effect to any choice or conflict of law provision or rule (whether of Wisconsin or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Wisconsin.

10.9Jurisdiction; Waiver of Jury Trial

.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and its exhibits and schedules, and all related claims and disputes arising, whether in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Wisconsin. The Parties irrevocably agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of the State of Wisconsin, and waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other Proceeding. In furtherance of the above, each of the Parties (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other Proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (c) agrees that a final judgment in any such suit, action or other Proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.10Amendments and Waivers

.  No amendment of any provision of this Agreement shall be valid unless in writing and signed by the Buyer and the Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be valid unless in writing and signed by the Party making such waiver.  Any shall such waiver shall not be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

10.11Severability

.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.12Expenses

.  Except as otherwise specifically set forth in this Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transaction.  Notwithstanding the above, the Buyer, on one hand, and the Sellers, on the Sellers, on the other hand, each agree to pay 50% of all fees and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, surplus line taxes and other fees and expenses of such policy.

10.13Construction

.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  The Parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any statute or law shall be deemed also to refer to all rules and regulations promulgated under such laws, unless the context requires otherwise.  Any accounting term used in this Agreement shall have, unless otherwise specifically provided in this Agreement, the meaning customarily given such term in accordance with GAAP and all financial computations under this Agreement will be computed, unless otherwise specifically provided in this Agreement, in accordance with GAAP consistently applied.  The word “including” shall mean including without limitation.  The word “indemnify” means “indemnify” means indemnify, defend, reimburse and hold harmless.  The Parties intend that each representation, warranty, and covenant contained in this Agreement shall have independent significance. If any Party has breached or violated, or if there is an inaccuracy in, any representation, warranty, or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached or violated, or in respect of which there is not an inaccuracy, shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

10.14Incorporation of Exhibits, Annexes and Disclosure Schedule

.  The Exhibits, Annexes and Disclosure Schedule identified in this Agreement are incorporated in this Agreement by reference and made a part of this Agreement.

10.15Waiver of Conflicts

.  Recognizing that Godfrey & Kahn, S.C. has acted as legal counsel to the Sellers and the Companies prior to the Closing, and that Godfrey & Kahn, S.C. intends to act as legal counsel to the Sellers (which will no longer include the Company) after the Closing, the Buyer hereby waives, on its own behalf and agrees to cause its Affiliates to waive (including, after the Closing, the Companies), any conflicts that may arise in connection with Godfrey & Kahn, S.C. representing any Sellers after the Closing as such representation may relate to the Buyer, the Companies and/or the transactions contemplated by this Agreement.

10.16Pre-Closing Privileged Communications

.  The parties acknowledge that Godfrey & Kahn, S.C. has represented the Sellers and the Companies (collectively, the “Pre-Closing Represented Persons”) in connection with the transactions contemplated by and/or relating to this Agreement prior to the Closing (“Pre-Closing Representation”).  Any privilege attaching as a result of Godfrey & Kahn, S.C.’s representation of such Pre-Closing Represented Persons in connection with the Pre-Closing Representation shall survive the Closing and shall remain in effect; provided that such privilege from and after the Closing shall be assigned to and belong to and controlled by, as applicable, the Sellers (collectively, the “Pre-Closing Represented Seller Persons”).  For clarity, such privilege (i) may be waived only by the applicable Pre-Closing Represented Seller Person(s), and not by the Buyer, the Companies or any of their respective Affiliates, and (ii) shall not pass to or be claimed or used by Buyer, the Companies or any of their respective Affiliates.  As to any privileged attorney-client communications between counsel and any Pre-Closing Represented Person(s) prior to Closing (collectively, the “Privileged Communications”), the Buyer agrees, on its own behalf and on behalf of its Affiliates (including, after the Closing, the Companies) and their respective successors and/or assigns, that none of the Buyer, any of its Affiliates (including, after the Closing, the Companies) or any of their respective successors or assigns, may use or rely on any of the Privileged Communications in any action or claim against or involving any of the parties to this Agreement after the Closing.  Further, the parties to this Agreement understand and agree that any failure to segregate and/or restrict the Buyer’s access to any Privileged Communications shall not be considered a waiver of the privilege.  None of the Buyer or any of its Affiliates (including, after the Closing, the Companies) shall have access to any Privileged Communications or to the files of Godfrey & Kahn, S.C. relating to the Pre-Closing Representation after the Closing.  Without limiting the generality of the foregoing, from and after the Closing (a) the Pre-Closing Represented Seller Person(s) (as applicable) and their respective Affiliates (and not the Companies) shall be the sole holders of the attorney-client privilege with respect to the Pre-Closing Representation, (b) to the extent that files of Godfrey & Kahn, S.C. in respect of the Pre-Closing Representation constitute property of the client, only the Pre-Closing Represented Seller Person(s) (as applicable) and their respective Affiliates (and not the Company) shall hold such property rights, and (c) Godfrey & Kahn, S.C. shall have no duty whatsoever to reveal or disclose any Privileged Communications or files to the Buyer, the Companies or any of their respective Affiliates by reason of any attorney-client relationship between Godfrey & Kahn, S.C. and the Pre-Closing Represented Persons.

Notwithstanding the foregoing, in the event a dispute arises between Buyer and/or the Companies, on the one hand, and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Companies (to the extent applicable) may assert the attorney-client privilege to prevent disclosure of confidential communications with Godfrey & Kahn, S.C. to such third party; provided that, in such instance, neither the Buyer nor the Companies may intentionally waive such privilege without the prior written consent of the Sellers’ Representative.

For the avoidance of doubt, this Section 10.16 shall only be applicable to the Pre-Closing Representation and shall not be applicable to any other engagement of Godfrey & Kahn, S.C. by any of the Companies.

10.17Specific Performance

. Each Party acknowledges and agrees that the other Parties may be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which such Party may be entitled, at law or in equity.  In particular, the Parties acknowledge that the business of the Companies is unique and recognize and affirm that in the event any of the Sellers breaches this Agreement, money damages may be inadequate and the Buyer may have no adequate remedy at law, so that the Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the Sellers’ obligations under this Agreement not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement or any document in connection with the Transaction contemplated by this Agreement shall affect the ability of the Buyer to make any claim under the R&W Insurance Policy.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties to this Agreement have executed this Agreement as of the date first above written.

SELLERS:
SKIPPER MARINE HOLDINGS, INC. By: /s/ Michael J. Pretasky, Sr. Name: Michael J. Pretasky, Sr. Title: Chairman of the Board
SSY HOLDINGS, INC. By: /s/ Michael J. Pretasky, Jr. Name: Michael J. Pretasky, Jr. Title: Chief Executive Officer
/s/ Michael J. Pretasky, Sr. Michael J. Pretasky, Sr.
/s/ Michael J. Pretasky, Jr. Michael John Pretasky, Jr. 2014 Trust, by Michael J. Pretasky, as co-trustee

/s/ Peter M. Sommerhauser Michael John Pretasky, Jr. 2014 Trust, by Peter M. Sommerhauser, as co-trustee
/s/ Mark Ellerbrock Mark Ellerbrock
/s/ Robert Ross Tefft, Jr. Robert Ross Tefft, Jr.
SELLERS’ REPRESENTATIVE:
/s/ Michael J. Pretasky, Jr. Michael J. Pretasky, Jr.

[Signature Page to Equity Purchase Agreement]

BUYER:
MARINEMAX, INC. By: /s/ Michael McLamb Name: Michael McLamb Title: Executive Vice President, Chief Financial Officer and Secretary

[Signature Page to Equity Purchase Agreement]

ANNEX I

DEFINITIONS

“Adverse Consequences” means any and all actions, suits, Proceedings, hearings, investigations, charges, complaints, claims, causes of action, (of every nature, arising from contract, tort, statute, regulation or otherwise), demands, injunctions, judgments, Orders, decrees, rulings, damages of any nature including any deficiency, dues, penalties, fines, charges, awards, assessments, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, controversies, losses, expenses, and fees (including costs of investigation, court costs and reasonable attorneys’ fees and expenses); provided, that Adverse Consequences shall not include any punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first-mentioned Person.  For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by contract or otherwise.

“Affiliate Real Property” means all land, buildings, structures, Improvements, fixtures, or other interest in real property that is owned by an Affiliate Real Property Owner and that is occupied or used by any of the Companies to operate their businesses as currently conducted, as set forth on Section 4.12(a) of the Disclosure Schedule.

“Affiliate Real Property Lease” means the Lease, in substantially the form attached as Exhibit H, for each Affiliate Real Property that will be entered into at the Closing between the corresponding Affiliate Real Property Owner and the applicable Company.

“Affiliate Real Property Owner” means any Affiliate of any of the Companies or any of the Sellers that owns any Affiliate Real Property.

“Applicable Law” means, with respect to any Person, any constitution, statute, law, ordinance, rule, principle of common law, code, administrative interpretation, regulation, act, treaty, Order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents.

“Applicable Privacy Laws” means the Applicable Laws (as amended and enacted from time to time) that relate to Personal Information, privacy, data protection or data transfer issues, including all implementing laws, rules and regulations, all applicable state privacy, security, data protection and destruction, and data breach notification laws, including without limitation the European Union General Data Protection Regulation and applicable implementing laws, the California Consumer Privacy Act, as well as applicable industry standards such as the Payment Card Industry Data Security Standard (PCI-DSS).

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Business Day” means any day other than a Saturday, Sunday or a national bank holiday in Florida or Wisconsin.

“Calculation Periods” means: (a) the period beginning on the Closing Date and ending on the day prior to the first anniversary of the Closing Date (the “First Calculation Period”); (b) the period beginning on the second anniversary of the Closing Date and ending on the day prior to the third anniversary of the Closing Date (the “Second Calculation Period”), (c) the period beginning on the third anniversary of the Closing Date and ending on the day prior to the fourth anniversary of the Closing Date (the “Third Calculation Period”), (d) the period beginning on the fourth anniversary of the Closing Date and ending on the day prior to the fifth anniversary of the Closing Date (the “Fourth Calculation Period”), and (e) the period beginning on the fifth anniversary of the Closing Date and ending on the day prior to the sixth anniversary of the Closing Date (the “Fifth Calculation Period”).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act.

“Cash” means unrestricted cash and cash equivalents of the Companies, taken together, as determined in accordance with GAAP.

“[****]” [****]

“Cleanup” means all actions to clean up, treat, decontaminate, remove, remediate, or in any other way address the presence, or Release of any Hazardous Material whether or not any expense incurred in connection with such action constitutes a capital expenditure.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar local, state or non U.S. law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Expenses” means, without duplication, the collective amount due and payable by the Companies, as of the Closing Date for all fees, costs and expenses incurred in connection with the Transaction, including: (a) the fees and expenses of each of the Companies’ advisors; (b) any stay bonuses or severance, termination, change in control, retention or similar payments or benefits payable to any employee of the Companies in connection with the Transaction and any associated payroll Taxes, in each case to the extent incurred on or prior to the Closing Date (including as a result of the Closing and including any retention arrangements agreed upon by the Buyer and the Sellers prior to the Closing); (c) all fees, costs and expenses set forth in Section 3.1(d) above and Section 4.4 above; provided, however, that if such fees, costs and expenses are paid by the Companies prior to the Closing Date and have been otherwise reflected in the Closing Statement, such fees, costs and expenses will not be considered Company Expenses; (d) one-half of the fees and expenses due to the Escrow Agent; (e) one-half of the fees and expenses due to the insurer under the R&W Insurance Policy; (f) one-half of all Transfer Taxes.

Annex I – 2

“Company Intellectual Property” means Company-Owned Intellectual Property and Company Non-Owned Intellectual Property.

“Company Non-Owned Intellectual Property” means all non-owned Intellectual Property that is used or under development by, or licensed to, any of the Companies or necessary for the operation of any of the Companies’ businesses as presently conducted and proposed to be conducted.

“Company-Owned Intellectual Property” means all Intellectual Property that is owned by any of the Companies.

“Confidential Information” means any information concerning the businesses and affairs of any of the Companies that is not already generally available to the public.

“Contract” means any agreement, contract, Lease, consensual obligation, promise, commitment, or undertaking (whether written or oral and whether express or implied).

“Copyright” means any moral rights and any copyright: (i) licensed from any third party; or (ii) assigned, registered or applied for, and all applications, registrations and renewals in connection therewith.

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease or COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester in connection with COVID-19 or any other Applicable Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“Data Room” means the online data room established by the Sellers and the Companies for purposes of this Transaction prior to 12:00 p.m. noon Eastern Time on September 30, 2020.

“Deed Restriction” means an institutional control, restriction or use limitation to run with the land.

“Employee Benefit Plan” means collectively, each pension, retirement, supplemental retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, dividend reinvestment, severance pay, vacation, change in control, retention, bonus or other performance or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, and any other written or unwritten employee benefit plan, program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, currently or previously adopted, maintained by, sponsored in whole or in part by, or contributed to by any of the Companies, or under which any of the Companies has any Liability, for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate.

Annex I – 3

“Employee Pension Benefit Plan” means any employee pension and post-retirement benefit plan, program or arrangement under Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the employee welfare benefit plan, program or arrangement under Section 3(1) of ERISA.

“Environment” means soil, land surface and subsurface strata, surface waters (including navigable and non-navigable inland and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor and outdoor air), and plant and animal life.

“Environmental Contamination” means the presence of free product, Hazardous Materials, or any form of contaminant in the Environment in violation of Environmental, Health and Safety Requirements or in such concentrations or quantities that exceed the applicable limits or standards and requires investigation, remediation, removal or other response action under Environmental, Health and Safety Requirements.

“Environmental, Health and Safety Requirements” means all applicable federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the Environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, control, or Cleanup of any Hazardous Materials, substances or wastes, as such of the above are enacted and in effect on or prior to the Closing Date.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would, within the past six years, have been considered a single employer with the Companies under Section 4001(b) of ERISA or part of the same “controlled group” as the Companies for purposes of Section 302(d) of ERISA.

“Escrow Account” means an escrow account to be established and maintained by the Escrow Agent.

“Escrow Agent” means TMI Trust Company, or its successor, in its capacity as such pursuant to the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement by and among the Sellers, the Buyer and the Escrow Agent executed as of the Closing Date, substantially in the form attached as Exhibit I.

“Escrow Amount” means $275,000 deposited with the Escrow Agent to serve as a source of funds to satisfy the indemnification obligations of the Sellers under Section 7.2(a).

“Excluded Taxes” means any Taxes taken into account in the calculation of Closing Date Net Working Capital.

“GAAP” means the United States generally accepted accounting principles, consistently applied, used in the preparation of the Company Financial Statements.

Annex I – 4

“Governmental Authority” means any applicable foreign or domestic federal, territorial, state or local governmental authority, quasi-governmental authority or non-governmental regulatory authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the above validly exercising its authority.

“Governmental Authorization” means any: (a) consent, license, registration, approval, authorization, permit, Order, certificate, franchise, or variance issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law; or (b) right under any Contract with any Governmental Authority.

“Hazardous Material” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, or toxic, or otherwise regulated under Environmental, Health and Safety Requirements.

“Indebtedness” means, as of any time with respect to any Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment or other fees, expenses, breakage or other costs, commitment fees, penalties, make-whole premiums or other similar fees or premiums payable as a result of the transactions) arising under, any Liabilities or obligations of any of the Companies consisting of:  (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money or for the deferred or contingent purchase price of property, including, without limitation, floor plan inventory purchases; (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such date; (c) obligations in respect of any financial hedging arrangements or similar agreements; (d) all obligations, including reimbursement obligations, arising under lines of credit, letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (e) obligations as lessee or lessees under leases that may be treated as capital leases in accordance with GAAP; (f) all unfunded obligations for defined benefit pension arrangements in accordance with GAAP; (g) all other financial debt-like obligations; and (h) all guarantees in respect of clauses (a) through (f). For the avoidance of doubt, Indebtedness does not include the [****].

“Intellectual Property” means any: (i) Patents; (ii) Marks; (iii) Copyrights; (iv) Confidential Information and trade secrets, including confidential research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, all inventions (whether patentable or not), invention disclosures, databases and data collections, and all documentation relating to any of the above; (v) software or computer programs, internet uniform resource locators, domain names, databases, subroutines, user interfaces, techniques, URLs, web sites and data collections and all rights in such software; (vi) all moral and economic rights of authors and inventors, however denominated; (vii) all unregistered rights in copyright to print or electronic publications and content; (viii) all other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the above such as instruction manuals, prototypes, samples, studies, and

Annex I – 5

summaries); (ix) any similar or equivalent rights to any of the above; and (x) licenses and agreements pursuant to which a Person has acquired rights in or to any of the above or licenses or agreements pursuant to which a Person has licensed or transferred the right to use any of the above.

“Internal Revenue Service” or “IRS” means the Internal Revenue Service of the United States Department of the Treasury.

“IT Infrastructure” means information technology resources and services used for operations of the Companies, including: (i) applications, operating system, network, supply chain, enterprise resource management and other software; (ii) network, routing, wireless, telecommunications and other hardware; (iii) servers, workstations, personal computers and mobile devices; and (iv) hosting, cloud, data center, disaster recovery and managed services.

“Knowledge” means, as to the Sellers, the actual knowledge of Michael J. Pretasky, Sr., Michael J. Pretasky, Jr., Mark Ellerbrock, Robert Ross Tefft, Jr., and Anthony E. Donarski, in each case after reasonable inquiry of the Company’s employees with primary responsibility for the subject matter.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, Improvements, fixtures, or other interest in real property held by any of the Companies, as set forth on Section 4.12(b) of the Disclosure Schedule.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect to such Leases, pursuant to which any of the Companies holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any of the Companies under such agreements.

“Liability” means any Indebtedness, liability, claim, cause of action, loss, damage, deficiency, responsibility or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether secured or unsecured, whether disputed or undisputed, whether incurred or consequential, whether liquidated or unliquidated, whether due or to become due, whether joint or several, whether vested or unvested, whether choate or inchoate), including any liability for Taxes, other governmental charges or lawsuits brought, whether or not of a kind required by GAAP to be set forth in financial statement and regardless of whether such Indebtedness, duty or liability, is immediately due and payable, and including all related costs and expenses.

“Lien” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, charge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal, or similar restriction, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Mark” means any trademark, trade name, trade dress, service mark, domain name, logos, brand names, slogans, product names, designs, and any registrations and applications for any of the above.

Annex I – 6

“Material Adverse Effect” or “Material Adverse Change” means any change, event or effect that has a materially adverse effect on the business, assets, Liabilities, or results of operations of any of the Companies, taken as a whole, except to the extent resulting from: (a) changes in general local, domestic, foreign, or international economic conditions; (b) changes affecting generally the industries or markets in which the Company operates; (c) acts of war, sabotage or terrorism, military actions; (d) any changes in Applicable Laws or accounting rules or principles, including changes in GAAP; (e) the announcement of any of the Transaction; or (f) any outbreak, epidemic, pandemic, health crisis or public health event (including with respect to COVID-19 or any variation, adaption or mutation thereof), and any worsening thereof on or after the date hereof.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Multiemployer Plan” means any multiemployer pension plan, program or arrangement contemplated under Section 3(37) of ERISA.

“Net Working Capital” means, on a consolidated basis, an amount equal to: (a) the sum of (i) trade accounts receivable, plus (ii) inventory, plus (iii) cash deposits and prepaid costs and prepaid expenses; minus (b) the sum of (i) trade accounts payable and customer deposits, plus (ii) checks in transit, plus (iii) accrued expenses and other accrued Liabilities (other than the Closing Date Indebtedness), plus (iv) unearned revenue.  For the avoidance of doubt, the calculation of Net Working Capital shall not take into account any Cash, Closing Date Indebtedness or Closing Date Company Expenses.  Net Working Capital shall be calculated in accordance with the historical principles, practices, methodologies, procedures and policies used by the Companies in connection with the preparation of and reflected and applied in the Financial Statements, subject to the following:

(A)accounts receivable will be valued at book value net of bad debt reserves;

(B)cash deposits, prepaid costs and prepaid expenses will be valued at book value;

(C)Global Insurance rebates related to the Companies’ retail insurance policies payable to the Companies for any pre-Closing period will be included;

(D)2020 and 2021 new boat inventory will be valued at normal net invoice value, plus hard rigging costs, less any “backside” incentives paid to and received by the Companies in respect of inventory that remains in stock as of the Closing Date;

(E)2019 new boat inventory will be valued at normal net invoice value, plus hard rigging costs, less a 10% discount, and less any “backside” incentives paid to and received by the Companies in respect of inventory that remains in stock as of the Closing Date;

(F)used boat inventory will be valued as agreed by the Parties;

(G)parts and accessories will be valued at cost, provided that parts and accessories more than two (2) years old will have a value of $0;

Annex I – 7

(H)trailers will be valued at (i) 100% of invoice value if current, (ii) 66% of invoice value if one year old on model year, (iii) 33% of invoice value if two (2) years old on model year, and (iv) $0 if three (3) years old or older on model year; and

(I)sales contracts not closed and delivered by the Closing will become the Buyer’s transactions.

An example of the Working Capital of the Companies is attached to this Agreement as Annex II.

“[****] Holdback Amount” means a sum equal to $4,500,000.

“[****] Leases” [****].

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the certificate of formation and limited liability company agreement, operating agreement, or similar agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or agreement or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to or restatement of any of the above.

“Order” means any award, assessment, decision, decree, injunction, judgment, order, ruling, subpoena, writ, verdict arbitration award, charge or similar requirement entered, issued, made or rendered by any Governmental Authority.

“Owned Real Property” means all land, together with all buildings, structures, Improvements, and fixtures located thereon, that is owned by a Company.

“Patent” means any patent, any application for a patent, or any continuation, continuation-in-part, division, renewal, extension (including any supplemental protection certificate), reexamination or reissue of such items.

“Permits” means all Governmental Authorizations and applications for any Governmental Authorization that are necessary, or required by Applicable Law, to own, lease and/or operate the Company and its business or to operate, occupy, or use the Real Property substantially as it is currently operated, occupied, and used.

“Permitted Liens” means (i) liens for Taxes, assessments or other governmental charges or levies not yet due and payable as of the Closing and for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not yet due and payable as of the Closing, (iii) any interest or title of a lessor under an operating lease or capitalized lease or of any licensor or licensee under a non-exclusive license, (iv) liens of lessors under Real Property leases, (v) easements, rights of way, zoning ordinances

Annex I – 8

and other similar encumbrances affecting the Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property and are not, individually or in the aggregate, material to the business of the Companies, and (vi) those liens set forth on Exhibit J to this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Authority (or any department, agency, or political subdivision of a Governmental Authority).

“Personal Information” means information that identifies a natural person (a “Data Subject”), including name, mailing address, email address, social security number, license number, financial account information, credit/debit cardholder information, and information that permits or facilitates identity theft.

“[****]” means the [****].

“[****]” means the Cash proceeds of the [****].

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of a Straddle Period deemed to end on the Closing Date.

“Pre-existing Environmental Condition” means Environmental Contamination existing as of the Closing Date, whether known or unknown at the time of Closing.

“Pre-Tax Earnings” means, with respect to any Calculation Period, as determined in accordance with GAAP on a consolidated basis, and without duplication, the pre-tax earnings of the Companies, which shall be calculated in accordance with the historical principles, practices, methodologies, procedures and policies used by the Buyer, and which, for the avoidance of doubt, excludes any debt forgiveness income associated with the [****].

“Predecessor” means (i) any Person that has ever merged with or into a Company, consolidated with the Company, engaged in a share exchange with the Company or effected a similar transaction, (ii) any Person a majority of whose capital stock (or similar outstanding ownership interests) or equity interests has ever been acquired by a Company, (iii) any Person all or substantially all of whose assets has ever been acquired by a Company, (iv) any spin-offs or other dispositions, and (v) any prior names of a Company or any Person described in clauses (i) through (iv) of this definition.

“Proceeding” means any present or future, threatened or pending, civil, administrative, investigative, criminal, labor, Tax, judicial or other type of demand, claim, complaint, litigation, suit, action, demand, hearing, proceeding, assessment, audit, charge, grievance, indictment, allegation, investigation, interrogatory, subpoena, inquiry, discussion, notice, alternative dispute resolution mechanism (including, without limitation, any shareholder or derivative action or mediation or arbitration proceeding), and any appeals, whether by a Governmental Authority or otherwise.

Annex I – 9

“R&W Insurance Policy” means the buy-side representations and warranties insurance policy underwritten by Dual Transactional Risk, a division of Dual Commercial LLC, and provided to the Buyer (as it may be amended, modified or otherwise supplemented from time to time).

“Real Property” means the Owned Real Property, the Affiliate Real Property, and the Leased Real Property.

“Receivables” means all trade accounts receivable and other rights to payment from customers of any of the Companies in respect of goods shipped or products sold or services rendered on behalf of the Companies’ businesses, and any related claim, remedy or other right.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, escaping, seeping, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the Environment, or into, onto, under, above, about, within or out of any property.

“SBA” means the U.S. Small Business Administration.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller Cap” means $275,000.

“Seller Deductible” means $275,000.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, another Person (i) of which 50% or more of any class of capital stock or other equity interest is owned or controlled, directly or indirectly, by such first Person, or (ii) of which such first Person is a general partner.

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, social security (or similar), estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, value added, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever imposed by a Governmental Authority, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Return” means any return, report, statement, schedule, notice, form, listing, declaration, claim for refund, or information return or other document or information relating to Taxes, including any schedule or attachment to such Tax Return, and including any amendment of such Tax Return.

Annex I – 10

“Taxing Authority” means any Governmental Authority exercising any authority to impose, collect, enforce, regulate or administer the imposition of Taxes.

“[****] Amount” means a sum equal to $2,000,000.

“United States” or “U.S.” means the United States of America, including its territories and possessions.

Annex I – 11

ANNEX II

NET WORKING CAPITAL EXAMPLE

[****]

ANNEX III

KEY EMPLOYEES

Tony Donarski

Todd Riepe

Trevis Burbach

Tory Windorski

Eric Norberg

Ross Tefft

ANNEX IV

CONSENTS REQUIRED TO CLOSE

None.

EXHIBIT A

EQUITY OF THE SELLERS

Company	Authorized Shares	Outstanding Shares	Record Owners
Skipper Marine Corp.	2,800 shares of no par value Common Stock	1,000 shares of no par value Common Stock	Skipper Marine Holdings, Inc.
Skipper Marine of Madison, Inc.	2,800 shares of no par value Common Stock	500 shares of no par value Common Stock	Skipper Marine Holdings, Inc.
Skipper Marine of Fox Valley, Inc.	2,800 shares of no par value Common Stock	1,000 shares of no par value Common Stock	Skipper Marine Holdings, Inc.
Skipper Bud’s of Illinois, Inc.	20,000 shares of no par value Common Stock	4,004 shares of no par value Common Stock	Skipper Marine Holdings, Inc.
Skipper Marine of Chicago-Land, Inc.	10,000 shares of $0.01 par value Common Stock	1,000 shares of $0.01 par value Common Stock	Skipper Marine Holdings, Inc.
Skipper Marine of Michigan, Inc.	60,000 shares of no par value Common Stock	100 shares of no par value Common Stock	Skipper Marine Holdings, Inc.
Skipper Marine of Ohio, LLC	N/A	100% of the membership interests	Skipper Marine Holdings, Inc.
Silver Seas Yachts, Inc.	1,000 shares of no par value Common Stock	1,000 shares of no par value Common Stock	SSY Holdings, Inc.

EXHIBIT B

TRADEMARKS

MARK	APPLICATION NO.	FILING DATE	REG. NO.	REG. DATE	OWNER
SKIPPERBUD'S	88108806	09/07/2018	5797910	07/09/2019	Skipper Marine Holdings, Inc.
	73689880	10/13/1987	1591327	04/10/1990	Skipper Marine Holdings, Inc.

EXHIBIT C

PRO RATA PERCENTAGES

As it relates to SM Holdings and SSY Holdings:

SM Holdings	90%

SSY Holdings	10%

As it relates to Individual Sellers:

Michael J. Pretasky, Sr.		14.70%
(854 shares of SM Holdings, 77 shares of SSY Holdings)

Michael John Pretasky, Jr. 2014 Trust		70.79%
(4,110 shares of SM Holdings, 373 shares of SSY Holdings)

Mark Ellerbrock		9.51%
(552 shares of SM Holdings, 50 shares of SSY Holdings)

Robert Ross Tefft, Jr.		5.00%
(500 shares of SSY Holdings)

EXHIBIT D

ALLOCATION METHODOLOGY

Purchase Price Allocation Methodology

Asset Class	Purchase Price Allocation Methodology
1.Class I Assets (cash, demand deposits and similar accounts in financial institutions)	Amount taken into account for the Closing Date Net Working Capital
2.Class II Assets (certificates of deposit, U.S. Government securities, readily marketable stock or securities (other than stock of affiliates) and foreign currency)	Amount taken into account for the Closing Date Net Working Capital
3.Class III Assets (debt instruments including accounts receivable)	Amount taken into account for the Closing Date Net Working Capital
4.Class IV Assets (inventory)	Amount taken into account for the Closing Date Net Working Capital
5.Class V Assets (all assets that are not Class I, II, III, IV, VI or VII assets)	Fair Market Value*

6.Class VI Assets (all Code Section 197 intangibles other than goodwill and going concern value, including designs, patterns, know-how, formulas, customer-based intangibles, supplier-based intangibles, franchises, trademarks, and trade names)

7.Class VII Assets (goodwill and going concern value)

Fair Market Value* Residual

* The Buyer shall pay to the Sellers the amount of any additional Tax cost at an agreed upon 20% effective rate to the Individual Sellers attributable to the allocation of over $4,300,000 in the aggregate to Class V Assets and Class VI Assets.

EXHIBIT E

EXCEPTIONS TO THE SELLERS’ REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

[****]

EXHIBIT F

EXCEPTIONS TO THE BUYER’S REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

[****]

EXHIBIT G

FORM OF TRADEMARK ASSIGNMENT AGREEMENT

[****]

EXHIBIT H

FORM OF AFFILIATE REAL PROPERTY LEASE

[****]

EXHIBIT I

FORM OF ESCROW AGREEMENT

[****]

EXHIBIT J

PERMITTED LIENS

1.	Liens have been imposed on certain inventory assets of the Companies related to the Companies’ floor plan financing:

a.	The following entities have liens on specific inventory assets of Skipper Marine Corp. related to its floor plan financing:

i.	Wells Fargo Commercial Distribution Finance Corporation;

ii.	Brunswick Acceptance Company, LLC; and

iii.	Yamaha Motor Finance Corporation.

b.	Wells Fargo Commercial Distribution Finance, LLC has a lien on specific inventory assets of Silver Seas Yachts, Inc. related to its floor plan financing.

c.	The following entities have liens on the assets of Skipper Marine of Ohio, LLC related to third-party customer lending agreements:

i.	GE Commercial Distribution Finance LLC; and

ii.	Brunswick Acceptance Company, LLC.

d.	The following entities have liens on specific inventory assets of Skipper Marine of Madison, Inc. related to floor plan financing:

i.	Wells Fargo Commercial Distribution Finance Corporation; and

ii.	Brunswick Acceptance Company, LLC.

e.	The following entities have liens on specific inventory assets of Skipper Marine of Fox Valley, Inc. related to floor plan financing:

i.	GE Commercial Distribution Finance Corporation; and

ii.	Brunswick Acceptance Company, LLC.

iii.	Wells Fargo Commercial Distribution Finance, LLC

f.	The following entities have liens on specific inventory assets of Skipper Bud’s of Illinois, Inc. related to floor plan financing:

i.	Wells Fargo Commercial Distribution Finance Corporation; and

ii.	Brunswick Acceptance Company, LLC.

g.	The following entities have liens on specific inventory assets of Skipper Marine of Chicago-Land, Inc. related to floor plan financing:

i.	Wells Fargo Commercial Distribution Finance Corporation; and

ii.	Brunswick Acceptance Company, LLC.

h.	The following entities have liens on specific inventory assets of Skipper Marine of Michigan, Inc. related to floor plan financing:

i.	Wells Fargo Commercial Distribution Finance Corporation; and

ii.	Brunswick Acceptance Company, LLC.

Annex I – 2

DISCLOSURE SCHEDULE

[****]